UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULLCIRCLE REGISTRY, INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	87-0653761
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

File No. 333-152062

161 Alpine Drive

Shelbyville, Kentucky 40065

(Address and telephone number of principal executive offices)

Matthew D. Watkins

Lynch, Cox, Gilman & Goodman, PSC

500 W. Jefferson St., Suite 2100

Louisville, Kentucky 40202

(502) 589-4215

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:      .

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non- accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Preferred Class B Stock, $.001 par value per share	1,000,000	$1.00	$1,000,000	$39.30

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the proposed Offering price of the common stock. Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion

PRELIMINARY PROSPECTUS

 Insurance & Financial Services____

161 Alpine Drive

Shelbyville, KY 40065

1,000,000 SHARES OF CLASS B PREFERRED STOCK

This Prospectus has been issued on ________, 2009.

This is a best efforts offering of 1,000,000 shares of class B preferred stock of FullCircle Registry, Inc. No public market exists for our preferred shares. The common stock into which the preferred shares are to be converted is thinly traded. The Offering price for the preferred shares will be $1.00 per share. There is no minimum number of shares that must be purchased. This Offering is a self-underwritten offering and there will be no underwriter involved in the sale of the Shares. Certificates for preferred shares purchased hereunder will be issued within ninety days’ receipt of funds and distributed by our Company after a subscription is accepted and cash or cash equivalents are received by the Company. Our Officers and Directors will manage the sale of the Shares in this Offering.

Each share of class B preferred stock will be convertible, upon the expiration of two years following their issuance, to ten shares of class A common stock. Holders of class B preferred stock will be entitled to vote on corporate matters. Each share of class B preferred stock will be entitled to ten votes. The January 27, 2010 closing price for our Class A Common stock is $.04 per share. Each share of class B preferred stock will pay a $.02 dividend annually until such time as it is converted into class A common stock. Class B preferred stock may not be resold or traded to another person or entity.

Investing in the class B preferred stock involves risks. See “Risk Factors” beginning on page 8.

PRICE $1.00 PER SHARE

	Price to Public	Underwriting	Proceeds to Company
	$1.00	$ -0-	$1.00
Proposed Maximum	$1,000,000.00	$ -0-	$1,000,000.00

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus (the “Prospectus”). We have not authorized any other person to provide you with additional or different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this Prospectus, but the information may have changed since that date.

Market data and industry statistics used throughout this Prospectus are based on independent industry publications, and other independent sources available on the Internet. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to provide such data in the future or to update such data when such data is updated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our class B preferred stock, you should carefully read this entire prospectus, including our audited consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus. References in this prospectus to “we,” “us,” “our,” the “Company” and “FullCircle” refer to FullCircle Registry, Inc. unless the context requires otherwise.

About Us

Our initial business began in 2000, with the formation of FullCircle Registry, Inc. We were initially a technology-based business that provided emergency document and information retrieval services. Our service included, providing customers with secure storage and immediate access to their critical medical records, legal documents (living wills, powers of attorney, “do not resuscitate” orders, etc.), and emergency contact information.

Since the Company’s inception, revenues were limited because the medical record storage industry and related services were not generally accepted by the public, and medical service providers, including hospitals, doctors and clinics, were not easily transitioning to electronic medical records storage. Cumulative revenues for the years from 2000 through 2006 were $571,395. Cumulative losses through the same period were $5,977,888 as the company invested in high tech software, programming, and marketing to launch the new concept.

In December 2006, our Directors unanimously consented that the Company should become an insurance agency. An application for a business entity license was submitted to the Department of Insurance in the Commonwealth of Kentucky. On February 27, 2007, a business entity license for Life and Health was issued to the Company. After March 1, 2007, appointment applications were submitted to various carriers and brokerage agencies.

In the transition to the new business model in 2007 a new business plan was developed. The company began developing plans to acquire working capital to install the new plan. However, operations have been limited without working capital. Management believes that once the proceeds of this offering are received the pro formas are attainable. Since the business plan was changed we have experienced revenues of $189,532 from 2007 through September 2009. Losses for the same period are $546,795.

Our Corporate Information

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, Kentucky, 40065 and our telephone number is (502) 410-4500. Our current website addresses are www.fullcircleregistry.com, www.fullcirclerx.com, and www.medshelp4U.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Prospectus or the registration statement of which it forms a part. Our website will be immediately revised and updated upon completion of this Offering to reflect our new business model.

Our Business and Strategy

We have formed two new wholly owned subsidiaries to begin the new business plan as specifically set forth beginning on page 24.

Given our cash position we cannot begin operations until the Offering is completed and funding is obtained thereby. The Board of Directors has authorized this plan, and the Board has authorized going forward with this registration statement to fund the new mission.

Any financial projection discussion of FullCircle included in this Prospectus is based upon assumptions that we believe to be reasonable. Even if the assumptions underlying its plans prove to be correct, there can be no assurance that FullCircle will not incur substantial operating losses in attaining its goals. There can be no assurance that the objectives will be realized if any of the assumptions underlying its plans prove to be incorrect. The Directors of FullCircle have studied, and are familiar with, the current insurance market; however, investors should be aware that no independent market studies have been conducted by us regarding the proposed business plans, nor are any such studies currently planned.

Below, we have briefly summarized our business plan.

FullCircle Insurance Agency, Inc.

In connection with this Offering, it is our plan to acquire, or otherwise merge with, small insurance agencies and incorporate them into the FullCircle family of businesses. We plan to offer a five-year exit plan to agency owners, which may include issuance of shares of Common stock of FullCircle Registry, Inc., to such owners to give them the ability to exit their business and participate financially in the growth of their business once it has been integrated into the Company.

Once the agency is identified, we will determine the products offered and then determine what products need to be added. After the acquisition we will add those additional products to their portfolios and services. With our additional products, we expect to increase the gross revenue with each new agency acquisition when assimilation is completed and new products are installed. With the additional sales force, we expect to begin to experience higher commission rates because we will receive higher performance payout levels with each of our partner insurance companies. Initial plans for our FullCircle wheel of products and services that are in development are: Prescription assistance services, Life insurance, Health insurance (Group and Individual), Auto and Home insurance, Medical Record Storage and our ENC products. We have identified talent with expertise in all areas except Auto and Home Insurance. As our name, “FullCircle,” implies, we intend to become a full service, one-stop shop for all insurance needs of our clients.

We believe we are well positioned for significant growth and have a multi-faceted growth strategy that builds on our new and existing client relationships, insurance products, brands and our role in the insurance process. Our multi-faceted growth strategy includes, but is not limited to:

Insurance Services

a.

Rural agency acquisitions

b.

Additional products to round out the offerings of insurance services

c.

Financial services

d.

Prescription services

e.

Back end office support and training

f.

Regional Offices

g.

Internet marketing

Prescription Services

a.

Shop the world

b.

Prescription gift cards

c.

FullCircle FullServices Health Card

d.

Ailment Internet marketing

e.

News letters

f.

Call Centers

Additional Products to bring to market:

1.

Emergency Notification Company

2.

Electronic Medical Records Storage

3.

Spoken Data

4.

Ask a Physician

Each of the foregoing points is described in detail in this Prospectus.

We are continually developing our plans and infrastructure for the acquisition of new agencies.

Risks Affecting Us

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” below. Our most significant risks that may have a material adverse effect on our business are as follows:

•

we have a limited history of operations as an insurance agency, have a history of operating losses, and may not achieve or maintain profitability;

•

 we are dependent upon the sale of our products and services to generate a significant percentage of our revenue, there is no guaranty that there will be a market for our products in the future;

•

the insurance industry is a highly competitive market, and we will be competing against companies that have much longer operating histories, more established brands and greater resources than we do;

•

we rely on third party insurance companies in our marketing and selling of services to a significant portion of our client base.

Offering

Currently, we have one class of common stock and one class of preferred stock outstanding. Additional details regarding the capital structure of the Company are contained elsewhere in this Prospectus and the attached Financial Statements. As part of this Offering, we will issue one million (1,000,000) new shares of class B preferred stock, par value $0.001 per share. After the Offering, we will have one class of common stock and two classes of preferred stock. In this Prospectus, we refer to all of these actions together as the “Offering.” Except where otherwise noted, the description of the terms of our charter documents in this Prospectus reflects the terms of those documents, as they will exist following the Offering.

In this Offering, we are selling shares of class B preferred stock, which will have ten votes per share. One of the features of the class B preferred stock will be that each share of class B preferred stock will be converted into ten shares of class A common stock no sooner than two years following this Offering. In addition, until such time as the class B preferred stock is converted to class A common stock, the class B preferred stock will yield an annual dividend equal to two percent (2%) of its initial purchase price, or $0.02 per share.

The Offering price for the Shareholders as noted in this document was determined arbitrarily by FullCircle based upon a number of factors. The Offering price is based primarily on the amount of funds sought from this financing and the number of shares the Board is willing to issue in order to raise these funds. Accordingly, there is no relationship between the Offering price and the assets, earning or book value of FullCircle, the market value of the class A common stock, or any other recognized criteria of value. As such, the Offering price does not necessarily indicate the current value of the shares and should not be regarded as an indication of any future market price of FullCircle’s class A common stock.

Once the offering is finalized we will begin to market this offering on our website, mailings, and with friends and associates of the Company.

There is a chance that the Offering will be unsuccessful or that the Offering will be terminated prior to the issuance of all 1,000,000 shares of class B preferred stock. In such event, the funds received as of the termination date of the Offering will be used as indicated in the “Use of Proceeds” section beginning at page 27.

Reduction of Debt

We have allocated up to $350,000 of the Offering to repay indebtedness. If all of the securities offered hereunder are sold, the entire $350,000 will be used; if less than all of the securities offered are sold, the portion of the offering allocated to repayment of indebtedness will be reduced accordingly.

Please see the “Use of Proceeds” section at page 17 for a detailed discussion of the manner in which the Company will carry out its business plan in light of various amounts of proceeds received by the Company and plans to use the proceeds of this Offering to carry out its business plan depending on the amount of proceeds received by the Company as part of this Offering.

Offering Details

Class B preferred stock offered by us	Up to 1,000,000 shares. There is no minimum number of shares that must be purchased.

Voting Rights	The holders of class B preferred stock, par value $0.001 per share, are entitled to vote on corporate matters. The total number of votes each share is entitled to cast is 10 votes per share.

Conversion to Common Stock

At any time after the expiration of the two year period following the date that a share of class B preferred stock is issued, the holder of such share may request, or FullCircle may require, that such class B preferred stock be converted into class A common stock at a conversion ratio of 10 shares of class A common stock for each one share of class B preferred stock. The history of our common stock market value can be viewed on page 35. The latest closing price of our common stock on December 31 2009 is at $.04 per share at the time of this release.

Use of Proceeds

We estimate that the proceeds to us from this Offering will be approximately $1 million if all of the securities offered hereunder are sold, less the costs of the offering, based on an assumed public Offering price of $1.00 per share. Management will have very broad discretion in the use of the proceeds from the Offering. The anticipated primary uses for the net proceeds from the Offering will be used to fund the acquisition of target insurance agencies in accordance with our business plan and to fund immediate operating capital needs of FullCircle. See section “Use of Funds” for additional details.

We have allocated up to $350,000 of the Offering to repay indebtedness if all of the securities offered hereunder are sold. Of the outstanding indebtedness, there are three outstanding notes payable to unaffiliated third parties, in the aggregate principal amount of $65,000, with accrued interest of approximately $15,100. The Company plans to repay these three notes first, with the oldest paid first. The remaining indebtedness is owed to affiliates of the Company. If, after repayment of these notes, there are offered proceeds available to repay additional indebtedness, the Company plans to repay these notes, or some portion thereof.

Dividend Policy

Until such time that a share of class B preferred stock is converted to class A common stock, each such share of class B preferred stock will yield a dividend of $.02 each year payable on the anniversary date of its issuance.

Plan of Distribution

Certificates for shares purchased will be issued within ninety days’ receipt of funds and distributed after a subscription is accepted and cash or cash equivalents are received. Our officers and directors will manage the sale of the Shares in this Offering. There is no minimum amount of Shares that must be sold in the Offering.

The company has not entered into a formal escrow agreement with any bank. No written agreement exists and specific terms have not been agreed to. However, management has contacted Republic Bank, who will open up a separate account for the new funds.

Market for Preferred Stock	Until such time as a share of class B preferred stock is converted into class A common stock, the class B preferred stock may not be resold or traded to another person or entity.

Risk Factors

There are many risks involved in purchasing class B preferred stock of the Company. As a prospective investor, you should read the “Risk Factors” section of this Prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our class B preferred stock.

Summary Consolidated Financial and Other Data

The following tables present our summary historical consolidated financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

The historical financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a stand-alone company during the periods presented. Results for the period ended September 30, 2009 are not necessarily indicative of results that may be expected for the entire year.

Statement of Operations Summary

FullCircle Registry, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Nine Months		For the years
	Ended Sept 30,		Ended December 31,
	2009	2008	2008	2007
	Unaudited	Unaudited

Revenues	$8,916	$111,226	$113,313	$67,303

Cost of sales	146	73,687	74,986	46,319

Selling, general &
administrative	159,036	215,387	283,471	108,706

Total other income
(expense)	(30,438)	(33,357)	(39,150)	5,925

Net loss	$(180,704)	$(211,205)	$(284,294)	$(81,797)

Net basic and fully
diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Balance Sheet Summary

FullCircle Registry, Inc.
Consolidated Balance Sheets

ASSETS

	Sept 30,	Sept 30,	December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(unaudited)
Current assets:

Cash	$1,478	$4,702	$22,331	$10,068

Total Current Assets	1,478	4,702	22,331	10,068

Customer database and software, net	322,652	362,600	356,454	368,746

Total assets	$324,130	$367,302	$378,785	$378,814

LIABILITIES AND STOCKHOLDERS' DEFICIT

Total current liabilities	$584,096	$521,851	$518,046	$564,158

Total long term liabilities	150,000	150,000	150,000	-

Total liabilities	734,096	671,851	668,046	564,158

Total liabilities and stockholders' deficit	$324,130	$367,302	$378,785	$378,814

Special Note Regarding Forward-Looking Statements

This Prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this Prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of Management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We do not plan to update any of these forward-looking statements after the date of this Prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Investing in our class B preferred stock involves a high degree of risk. You should carefully consider the following risks and all of the other information set forth in this Prospectus before deciding to invest in shares of our class B preferred stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our class B preferred stock could decline due to any of these risks, and you may lose all or part of your investment. You should read the section titled “Special Note Regarding Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this Prospectus.

Risks Related to Our Business

There is no operational history of our Company in the new business areas which may have a material adverse effect on our business, financial condition or results of operations.

Our current business began in 2000 and our Common Stock became publicly traded in 2002 with the formation of FullCircle Registry, Inc. Initially, we were solely a technology-based company providing emergency document and information retrieval services. We provided these services directly to subscribers and also offered our services through strategic alliances with health care providers.

In September 2005, the Company entered into an agreement with AMPO II, Inc. to acquire 50% of AMPO II, Inc. AMPO is a holding company for prescription fulfillment and assistance programs and companies. Since that time AMPO II ceased operations and the Company took possession of the AMPO II 68,000 name customer database.

Since the acquisition of that database our approach to the market has taken a different direction. In addition to the database being the vehicle to launch our prescription services business, the database will also be a source of clients for our other products. We have begun to test this database with our first beta mailer. We have learned from past experiences that the FullCircle Medical Records business, Emergency Medical ID Program and the Living Will Program are difficult sells as stand-alone products. Since the realization of this fact, we have searched for consumer-driven products with which our core product can be bundled as an additional benefit.

We have not established any revenues or operations that will improve financial stability under the new business model in the long term. There can be no assurance that we can realize our plans on the projected forecasts described in this Prospectus in order to reach sustainable or profitable operations. Any material deviation from our forecasts could require that we seek additional capital. There can be no assurance that such capital will be available at reasonable cost, or that it would not materially dilute the investment of investors in this Offering if it is obtained.

Our auditors have indicated there is substantial doubt about our ability to continue as a going concern. Unless we generate profits or raise additional funds we may be required to limit our operations.

In Note 3 to the Consolidated Financial Statements attached hereto beginning at page F-1, our auditors have indicated that due to our losses and negative cash flow from operations there is substantial doubt about our ability to continue as a going concern. As a result of these losses and negative cash flows, if we are unable to generate profits or raise additional funds, we could be required to limit our operations.

Our independent auditors have expressed doubt about our ability to continue as a going concern, and the amounts recorded in our financial statements may require adjustments if the assumption that the entity is a going concern proves untrue, which may hinder our ability to obtain future financing

The Company received a “going concern” opinion on its financial statements for the fiscal years ended December 31, 2007 and 2008, which means that our financial statements were prepared assuming that we would continue as a going concern. Our auditors have stated that due to our lack of profitability and our negative working capital, there is "substantial doubt" about our ability to continue as a going concern. The going concern opinion from our auditors represents a strong warning regarding our financial condition and ability to stay in business. In addition, the going concern opinion may limit our ability to obtain the financing required. If we continue to experience losses and negative cash flows, it could cause us to curtail or cease operations.

There is extensive competition in the insurance marketplace for the sale of insurance products and pharmaceutical services, which may have a material adverse effect on our business, financial condition or results of operations.

The market for insurance and pharmaceutical products is highly competitive. There are thousands of insurance agencies, insurance companies, and pharmacies nationwide. There can be no assurance that we consistently will be able to undertake projects that will prove profitable to us in view of the intense competition to be encountered by us in all significant phases of our activities. The list would include local insurance agencies, insurance companies such as Northwestern Mutual, Allstate, Wells Fargo, Farm Bureau, and State Farm, etc. Some agencies such as State Farm, Allstate, and Farm Bureau are exclusive for the insurance company and other agencies are independent.

There are thousands of insurance agencies nationwide. There are 60 million responses to the keyword “insurance” on Google alone. We do not expect to receive insurance revenues from Internet marketing at this time. Our plan specifically targets the books of existing business with rural agencies that we plan to acquire.

Insurance agency competitors will be those in rural America in the small towns where we make an acquisition. We anticipate that we will be offering more products and more services. We expect to be able to capture more business because there has been little evidence of major urban agencies having interest in small agencies in the communities in rural areas.

There are over 3 million responses to the keyword “prescription” on Google. There are 300,000 responses to the keyword “drugstore”. Our main competitors will be Wal-Mart, Sams Club, CVS, Walgreens, Rite Aid, Kroger, Target, and many other grocery store chains that sell prescriptions at a low cost to the consumer.

The Company currently has approximately a $7.5 million operating loss from operations. Current liabilities exceed current assets of the Company. There is no assurance that this Offering will result in sufficient capitalization of the Company.

Much of the loss on the books of the Company over the past two years has resulted from the Company’s transition from a medical data storage company to an insurance agency. Since its inception, the Company has not shown a net profit. Investors have contributed over $7.5 million in an attempt to find a business model that works.

Current liabilities exceed current assets of the Company. Losses for the two previous fiscal years are $284,294 for 2008 and $81,797 for year 2007. As of September 30, 2009, current liabilities consist predominately of notes and interest on notes, and accounts payable and is $584,096. Current Assets consist of cash, which is $1,478. There is no assurance that this Offering will result in sufficient capitalization of the Company.

As of September 30, 2009 total liabilities exceed total assets of the Company by $409,966. Total Liabilities consist of notes, interest on notes, and accounts payable and is $734,096 on September 30, 2009 as compared to $668,046 on December 31, 2008. Total Assets on September 30, 2009 is $324,130 as compared to $378,785 on December 31, 2008.

Following completion of this Offering, we anticipate having enough cash necessary to fund operations, and otherwise provide for our financial requirements to enable us to achieve our proposed business plans; however, such funding may, in fact, prove to be inadequate. Accordingly, there can be no assurances that the funds available pursuant to this Offering will be sufficient to enable us to achieve our business objectives. Furthermore, if debt financing is required to maintain our operations, there can be no assurances that any such financing, or sufficient financing, will be available to us or, if available, that its terms will be favorable. Current liquidity needs and financial obligations of the Company may require the utilization of offering proceeds that will be detrimental to the Company’s proposed business plan.

Proceeds of the offering may be inadequate to provide proper funding for the company to survive.

Because there is no minimum amount of proceeds required to complete the Offering, the Offering proceeds may be utilized for salaries, offering expenses, and other general corporate expenditures and there may be insufficient funds available, if at all, to implement any of the proposed revisions, business plans, expansions or acquisitions.

If we lose key outside suppliers of insurance products, we may not be able to provide our clients with the information and products they desire, which may have a material adverse effect on our business, financial condition or results of operations.

Our ability to sell our products is dependent upon the products of our carriers, specifically, Prudential, TransAmerica, AIG, Anthem Blue Cross Blue Shield, John Hancock, Humana, etc. If the products of our carriers are unavailable on acceptable terms, or are not available at all, our business, financial condition or results of operations could be materially adversely affected.

Some insurance carriers may seek to decrease our fees for selling their products. If we are unable to negotiate acceptable arrangements with these carriers or find alternative sources, we may be required to find other qualified insurance carriers.

Some of our third-party carriers have other agents who are our competitors, increasing the risks noted above.

Any failure to ensure and protect the confidentiality of client data could adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Many of our products exchange information with clients through a variety of media, including the Internet, software applications and dedicated transmission lines. We rely on a complex network of internal process and controls to protect the confidentiality of client data, such as client data that may be provided to us. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in implementation of our internal controls, misappropriation of client data could occur. Such internal control inadequacies could damage our reputation and have a material adverse effect on our business, financial condition or results of operations. However, under federal law, all insurance carriers are required to maintain HIPPA compliance policies and procedures.

Third parties may claim we infringe upon their intellectual property rights. Claims of intellectual property infringement by third parties may have a material adverse effect on our business, financial condition or results of operations

Third parties may claim we infringe upon their intellectual property rights. Businesses operating in the insurance and financial sectors, including our competitors and potential competitors, have in recent years increasingly pursued patent protection for their products and business methods. If any third parties were to obtain a patent on a methodology or product, we could be sued for infringement. Furthermore, there is always a risk that third parties will sue us for infringement or misappropriation of other intellectual property rights, such as trademarks, copyrights or trade secrets. We have made and expect to continue making expenditures related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

The impact of claims of intellectual property infringement could have a material adverse effect on our business, financial condition or results of operations.

Our clients pay us a fee based on the premiums of an insurance product and may seek to negotiate a lower fee or may cease using our indices, which could limit the growth of or decrease our revenues from premium-based fees.

A large portion of our revenues are from premium-based fees. Though unlikely, our insurance carriers may seek to negotiate a lower premium-based fee for a variety of reasons. As the needs of our carriers change, they may request to pay us a lower premium-based fee, in which case our asset-based fees could dramatically decrease, which could have a material adverse effect on our business, financial condition or results of operations.

Our revenues are derived from a limited number of insurance and prescription services customers. If our clients no longer invest in insurance products or purchase prescriptions, our business, financial condition or results of operations may be materially adversely affected.

Our revenues are from premium-based fees and prescription services. Specifically, the Company provides customers with insurance and/or prescription services. Until such time as funds are obtained through this Offering, we will be unable to actively market our services to new customers. In the event that we cannot obtain new customers or our customers no loners invest in insurance products or purchase prescriptions through our prescription services program, our revenues could dramatically decrease, which could have a material adverse effect on our business, financial condition or results of operations.

Our business is dependent on our clients continuing to invest in insurance products. If our clients significantly reduce their investments in insurance products, our business, financial condition or results of operations may be materially adversely affected.

The majority of our revenues come from the sale of insurance products. To the extent that our clients’ investment emphasis significantly changes from insurance products to equity, fixed income securities, or other investment strategies, the demand for our insurance products would likely decrease, which could have a material adverse effect on our business, financial condition or results of operations. However, it is our intent to use excellent (A+) and superior (A++) rated insurance carriers, as those ratings are published from time to time by A.M. Best. In addition, it is our intention to provide one-stop financial services to our clients, thus deterring any attraction to competitors.

We must continue to introduce new insurance products and product enhancements to address our clients’ changing needs, market changes and developments. Failure to do so may result in a loss of market share which may have a material adverse effect on our business, financial condition or results of operations.

The market for our insurance products is characterized by shifting client demands and evolving market practices. Changed client demands, new market practices or new technologies can render existing products obsolete and unmarketable. As a result, our future success will continue to depend upon our ability to market new insurance products and product enhancements that address the future needs of our target markets and respond to market changes. We may not be successful in introducing and marketing new insurance products or product enhancements on a timely and cost effective basis, or at all, and our new insurance products and product enhancements may not adequately meet the requirements of the marketplace or achieve market acceptance. In addition, clients may delay purchases in anticipation of new insurance products or product enhancements.

Increased competition in our industry may result in loss of market share, which may materially adversely affect our business, financial condition or results of operations.

We face significant competition for attracting and retaining our clients. Our competitors range in size from large companies with substantial resources to small, single-product businesses that are highly specialized. Our larger competitors may have access to more resources and may be able to achieve greater economies of scale, and our competitors that are focused on a narrower product line may be more effective in devoting technical, marketing and financial resources to compete with us. In addition, barriers to creating a single-purpose product may be low in many cases. The Internet as a distribution channel has allowed free or relatively inexpensive access to information sources, which has reduced barriers to entry even further. Low barriers to entry could lead to the emergence of new competitors. These competitive pressures may also result in fewer clients, fewer premiums, price reductions, and increased operating costs, such as for marketing, resulting in lower revenue, gross margins and operating income.

Our growth may place significant strain on our Management and other resources, which may have a material adverse effect on our business, financial condition or results of operations.

We must plan and manage our growth effectively to increase revenue and maintain profitability. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management, legal and compliance processes and information systems to keep pace with the growth of our business. There can also be no assurance that, if we continue to grow internally or by way of mergers, Management will be effective in attracting and retaining additional qualified personnel, expanding our physical facilities and information technology infrastructure, integrating acquired businesses or otherwise managing growth. Any failure to effectively manage growth or to effectively manage the business could have a material adverse effect on our business, financial condition or results of operations.

There is considerable risk embedded in growth through agency mergers and acquisitions, which may materially adversely affect our business, financial condition or results of operations.

A principal element of our growth strategy is growth through mergers with independent third party insurance agencies. Any future mergers could present a number of risks, including:

•

incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•

failure to integrate the operations or management of any acquired operations or assets successfully and on a timely and cost effective basis;

•

failure to achieve assumed synergies;

•

insufficient knowledge of the operations and markets of acquired businesses;

•

increased debt;

•

dilution of your preferred stock;

•

turnover of key personnel;

•

diversion of Management’s attention from existing operations or other priorities; and

•

inability to secure, on terms we find acceptable, sufficient financing that may be required for any such merger, acquisition or investment.

In addition, if we are unsuccessful in completing mergers of other businesses, operations or assets or if such opportunities for expansion do not arise, our future growth, business, financial condition or results of operations could be materially adversely affected.

We are dependent on key personnel in our professional staff for their expertise. If we fail to attract and retain the necessary qualified personnel, our business, financial condition or results of operations could be materially adversely affected.

The development, maintenance and support of our clients are dependent upon the knowledge, experience and ability of our highly skilled, educated and trained employees. Accordingly, the success of our business depends to a significant extent upon the continued service of our executive officers and other key Management, research, sales and marketing, and other personnel. Although we do not believe that we are dependent upon any individual employee, the loss of a group of our key professional employees could have a material adverse effect on our business, financial condition or results of operations. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, sales and marketing and other personnel. Competition for such personnel nationwide is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel. If we fail to attract and retain the necessary qualified personnel our products may suffer, which could have a material adverse effect on our business, financial condition or results of operations.

Catastrophic events could lead to interruptions in our operations, which may materially adversely affect our business, financial condition or results of operations.

Our operations depend on our ability to protect our equipment and the information stored in our databases against fires, earthquakes and other natural disasters, as well as power losses, computer and telecommunications failures, technological breakdowns, unauthorized intrusions, terrorist attacks on sites where we or our clients are located, and other catastrophic events. We also depend on accessible office facilities for our employees in order for our operations to function appropriately. There is no assurance that the business continuity measures we have taken to reduce the risk of interruption in our operations caused by these events will be sufficient. Such events could have a material adverse effect on our business, financial condition or results of operations.

Although we currently estimate that the total cost of developing and implementing our business continuity measures will not have a material impact on our business, financial condition or results of operations, we cannot provide any assurance that our estimates regarding the timing and cost of implementing these measures will be accurate.

Risks Related to This Offering and Ownership of Our Class B Preferred Stock

Because holders of the shares of class A common stock will control the majority of the voting power of all classes of voting stock, you will not be able to determine the outcome of shareholder votes.

Our class A common stock will have one vote per share, and our class B preferred stock will generally have ten votes per share. Following this Offering, holders of shares of class A common stock will collectively control the majority of the combined voting power of all classes of voting stock. In addition, the holders of the class A common stock may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to holders of our class B preferred stock or adversely affect us or other investors, including you.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our class A common stock, the price of our class A common stock could decline.

The trading market for our class A common stock relies in part on the research and reports that equity research analysts publish about our business and us. The price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

We are selling this offering without an underwriter and may be unable to sell any shares. Unless we are successful in selling all of the shares and receiving all of the proceeds from this offering, we may have to seek alternative financing to implement our business plans and you would receive a return of your entire investment.

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares. We intend to sell them through our officers and directors, who will receive no commissions. We will offer the shares to friends, relatives, acquaintances and business associates, however, there is no guarantee that we will be able to sell any of the shares.

All proceeds from the offering will be deposited into our business operating accounts, there is no guarantee all of the funds will be used as outlined in this Prospectus. Demands on Company funds could be detrimental to the proposed business plan.

All funds received from the sale of shares in this Offering will be deposited into our business operating account. We have committed to use the proceeds raised in this Offering for the uses set forth in the “Use of Proceeds” table. However, certain factors beyond our control, including, but not limited to, increases in operating costs, the status of the overall economy, or losing key relationships with insurance company vendors, could result in the Company being forced to reduce the proceeds allocated for other uses in order to accommodate unforeseen changes. The failure of our management to use these funds effectively could result in unfavorable returns. Likewise, the necessity of using funds to support other existing business of the Company could have a detrimental effect on the proposed business plan. This could have a significant adverse effect on our financial condition and could cause the price of our stock to decline.

The Offering price for the class B preferred stock is arbitrary, and may not accurately reflect the expected growth of the Company.

The Offering price for the Shareholders as noted in this document was determined arbitrarily by FullCircle based upon a number of factors. The Offering price is based primarily on the amount of funds sought from this financing and the number of shares the Board is willing to issue in order to raise these funds. Accordingly, there is no relationship between the Offering price and the assets, earning or book value of FullCircle, the market value of the class A common stock, or any other recognized criteria of value. As such, the Offering price does not necessarily indicate the current value of the shares and should not be regarded as an indication of any future market price of FullCircle’s class A common stock.

The market price of our class A common stock may be volatile, which could result in substantial losses for you.

The initial public Offering price for our class B preferred stock will be one dollar ($1.00) per share. This initial public Offering price may vary from the market price of our class A common stock after the Offering. Some of the factors that may cause the market price of our class A common stock to fluctuate include:

•

fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•

changes in estimates of our financial results or recommendations by securities analysts;

•

failure of any of our products to achieve or maintain market acceptance;

•

failure to produce or distribute our products;

•

changes in market valuations of similar companies;

•

success of competitive products;

•

changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•

announcements by us or our competitors of significant products, contracts, acquisitions or strategic alliances;

•

regulatory developments in the U.S., foreign countries or both;

•

litigation involving our Company, our general industry or both;

•

additions or departures of key personnel;

•

investors’ general perception of us, including any perception of misuse of sensitive information;

•

changes in general economic, industry and market conditions; and

•

changes in regulatory and other dynamics.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our class A common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to Management.

Because we are subject to “penny stock” rules, the level of trading activity in our class A common stock may be limited.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market continues to develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares once they are converted from class B preferred stock.

The sale of our class B preferred stock pursuant to this Prospectus, and future additional issuances of our shares of common and/or preferred stock, may result in immediate dilution to existing shareholders.

We are issuing a maximum of up to 1,000,000 shares of our class B preferred stock pursuant to this Prospectus, which preferred stock is convertible to class A common stock on a 10-to-1 basis. Further, each share of class B preferred stock carries with it ten votes until such time as it is converted. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. The sale of our preferred class B stock pursuant to this Prospectus, and any future additional issuances will result in immediate dilution to our existing shareholders’ interests, which may have a dilutive impact on our existing shareholders, and could negatively affect the value of your shares.

There is no current market for our shares of preferred stock and no market will develop. Accordingly, investors will not be able to sell their shares of preferred stock.

There is currently no market for our shares of preferred stock and none is likely to develop. The shares you purchase are not traded or listed on any exchange or quotation medium. Our common stock is currently quoted on the Over-the-Counter Bulletin Board, but there can be no assurance that an active trading market for our common stock will be sustained.

In addition, shares of class B preferred stock which are being offered hereunder cannot be sold or transferred and can only be converted into common stock which is currently valued at a price lower that the offering price for the preferred stock

DILUTION

After completion of the Offering, the existing shareholders of class A common stock will own 100% of the total number of shares of class A common stock then outstanding. The purchasers of the shares offered hereby will own 100% of the total number of class B preferred shares then outstanding, for which they will have made a cash investment of in the aggregate up to $1,000,000, or $1.00 per Share.

Each share of class B preferred stock carries with it the right to convert into class A common stock of the Company at the rate of ten shares of class A common stock to one share of class B preferred stock. The right to convert class B preferred stock into class A common stock arises upon the expiration of a period of two years following the date of their issuance. At the time of the conversion of each share of class B preferred stock into ten shares of class A common stock, the then shareholders owning common stock will be diluted by up to 10,000,000 shares of class A common stock.

Until such time as the stock is converted to class A common stock, each share of class B preferred stock will carry with it the right to ten votes on all matters in which common stock is entitled to vote.

In addition, upon liquidation of the Company, each share of class B preferred stock will share in the proceeds of liquidation as if it had been converted to ten shares of common stock immediately prior to the liquidation.

The class B preferred stock will be paid a dividend of $.02 per share per year. Until such time as the class B preferred stock is converted to class A common stock, the class B preferred stock will not be entitled to participate in dividends declared on class A common stock.

USE OF PROCEEDS

Assuming that we sell all 1,000,000 shares of class B preferred stock, we estimate that the proceeds from this Offering will be approximately $1 million, less costs associated with this Offering, based on an assumed initial public Offering price of $1.00 per share. Proceeds from this Offering are expected to be used primarily to fund the acquisition of target insurance agencies in accordance with our business plan and to fund immediate operating capital needs of FullCircle.

We have allocated $350,000 of the Offering to clear about half of our outstanding notes, which will then improve our balance sheet. Given the assumption that our plan will be successful and that the market value of our company will improve we may wish to make another offering to clear up the remaining debt.

We anticipate that the funds will be spent as follows:

The following chart represents the allocation of funds from this offering at the different levels of success of the Offering. This is just an estimate given the facts known today. Adjustments may be necessary.

	Level of Success:

	100%	75%	50%	25%

Agency mergers and expenses	$350,000	$300,000	$250,000	$100,000
Retire notes	$350,000	$250,000	$100,000	$50,000
New Management and staff expenses	$150,000	$100,000	$100,000	$50.000
Web pages and marketing materials	$50,000	$50,000	$25,000	$20,000
Operations, Call and Training Center	$50,000	$20,000	$15,000	$15,000
Retire current operational liabilities	$50,000	$30,000	$10,000	$10,000
	$1,000,000	$750,000	$500,000	$250,000

The exact break down of the use of the proceeds received in this Offering will change depending on the number of preferred class B shares sold and as the needs of the Company changes. Management will have broad discretion in the use of funds raised through this Offering. A discussion of our business plan and growth strategy follows.

All funds received from the sale of shares in this Offering will be deposited into a separate account for the board to utilize as necessary as outlined in the above chart. We have committed to use the proceeds raised in this Offering for the uses set forth above. However, certain factors beyond our control, such as increases in certain costs, could result in the Company being forced to reduce the proceeds allocated for other uses in order to accommodate these unforeseen changes. The failure of our management to use these funds effectively could result in unfavorable returns. This could have a significant adverse effect on our financial condition and could cause the price of our stock to decline.

Factors beyond our control that could cause us to adjust our projections as to how proceeds will be used include, but are not limited to:

•

Increases in operational costs;

•

Changes in government regulations;

•

Government giving away free or reduced costs medications which would require that we alter our prescription services business;

•

Government giving away free or reduced insurance costs which would require that we alter our insurance company plans; or

•

A large company reading our Prospectus and duplicating our plans in rural America

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

The Over-the-Counter Bulletin Board is maintained by the Financial Industry Regulatory Authority, Inc. The securities traded on the Over-the-Counter Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

In addition, broker-dealers may be discouraged from effecting transactions in our common stock because they are considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on brokers-dealers who make a market in a "penny stock." A penny stock generally includes equity securities (other than securities registered on some national securities exchanges) that have a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The Offering will be Managed by Our Officers and Directors

We are offering up to a maximum of 1,000,000 shares of class B preferred stock. The offering price is $1.00 per share. The Offering will commence upon approval and will end on the earlier of the sale of all 1,000,000 shares or the termination of the Offering by the Company. In our sole discretion, we have the right to terminate the Offering or declared to be completed at any time, even before we have sold the shares. There are no specific events, which might trigger our decision to terminate the Offering.

As money is received by us, it will be released to us, and we will use such funds in the execution of our business plan. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. There is no minimum amount of stock that must be sold.

Subscriptions will be accepted, as they are received, on a continuing basis until the offering is filled or the offering is terminated. Certificates for shares purchased will be issued within ninety days’ receipt of funds and distributed after a subscription is accepted and "good funds" are received in our account.

If we are unable to raise enough money to effectuate our business plan, we may attempt to raise additional funds from a second public offering or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we will have to suspend or cease operations.

Our officers and directors will manage the sale of the Shares in this Offering. The officers and directors will receive no commission from the sale of the shares nor will they register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

Each of our officers and directors satisfies the requirements of Rule 3(a) 4-1 in that none of them:

1.

Are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation;

2.

Are being compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.

Are, at the time of his participation, an associated person of a broker- dealer; and

4.

Meets the conditions of Paragraph (a)(4)(ii) of Rule 3(a) 4-1 of the Exchange Act, in that he (A) primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) he is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) he does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

We have no intention of inviting broker-dealer participation in this Offering.

Offering Period

This Offering will commence on the effective date of the registration statement of which this prospectus is a part, as determined by the Securities and Exchange Commission, and will continue until all securities offered hereunder are sold or until otherwise terminated by the Company.

Procedures for Subscribing

If you decide to subscribe for any shares in Offering, you must deliver a check or certified funds for acceptance or rejection. All checks for subscriptions must be made payable to "FullCircle Registry, Inc."

Subscriptions will be accepted, as they are received, on a continuing basis until the offering is filled or the offering is terminated. Once we accept subscriptions, the funds will be deposited into an account maintained by us and be immediately available to us. Certificates for shares purchased will be issued and distributed within ninety days after a subscription is accepted and "good funds" are received in our account.

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the nine-month period ending September 30, 2009 and September 30, 2008, and for the years ending December 31 2008 and 2007.

Revenue

The majority of our revenues in 2009 were from commissions on medication orders. The majority of the revenues for the nine months ending September 30, 2008 were from insurance policy sales.

Minimal operational funding has been sufficient to maintain SEC compliance and maintain skeleton operations while waiting for the completion of the Offering. The original prospectus was written in July 2007 and was approved by the board. Counsel was engaged in August 2007 to assist in the S-1 application. Because of legal, accounting and auditor issues the original S-1 application was reviewed by our auditor and then submitted in July 2008.

During the period from the completed new business plan in July 2007 until present we have been unable to operate other than to continue to develop the strategy and to develop the infrastructure plans. At his own expense the CEO has developed most of the web pages content, brochures, and mailings, to attempt to have some business activity. Because of the delays in funding expenditures for mailings, and other marketing activities have not occurred. In addition we were beginning to receive some insurance sales revenue but with the problems with the recession, banking problems, insurance company problems, etc. major insurance buyers have dried up. Because of the lack of funding we have not continued our marketing expenditures for our insurance products in 2009.

Revenue and Expenses Details:

Revenues during the nine months ended September 30, 2009 were $8,916 with cost of sales of $146 yielding a gross profit of $8,770 compared to $111,226 in revenues for the same period in 2008 with a cost of sales of $73,687 and a gross profit of $37,539. Revenues during the twelve months ended December 31, 2008 were $113,313 with cost of sales of $74,986 yielding a gross profit of $38,327 compared to $67,303 in revenues for the same period in 2007 with a cost of sales of $46,319 and a gross profit of $20,984.

Operating expenses and other costs during the nine-month period ending September 30, 2009 were $159,036 resulting in an operating loss of $150,266 compared to the operating expenses of $215,387 for the nine months ending September 30, 2008 with an operating loss of $177,848. Operating expenses and other costs during the twelve-month period ending December 31, 2008 were $283,471 resulting in an operating loss of $245,144 compared to the operating expenses of $108,706 for the twelve months ending December 31, 2007 with an operating loss of $87,722.

Interest expense for the nine months ending September 30, 2009 was $30,438 resulting in a net loss from continuing operations of $180,704. By comparison, interest expense for the nine months ending September 30, 2008 was $33,357 resulting in a net loss from continuing operations of $211,205. Interest expense for the twelve months ending December 31, 2008 was $41,869 resulting in a net loss from continuing operations of $284,294. By comparison, interest expense for the twelve months ending December 31, 2007 was $38,194 resulting in a net loss from continuing operations of $81,797.

Late in 2007 and early 2008 insurance sales revenue began to come in as a result of our transition into the insurance business. The accounting process, including, revenue recognition, cost of sales, gross profit and operating expenses, will fluctuate as we continue to evolve as an insurance agency. In late 2008 our insurance sales began to drop due to the impending economic situations and the discontinuation of marketing expenditures. In addition, our main insurance company AIG and several other insurance companies received substantial negative press and many individuals began delaying the purchase of insurance products. Since September 2008 the Company focused on cash preservation and has not engaged in any additional marketing expenses.

Revenues from our new company FullCircle Prescription Services, Inc. are minimal because we are in the process of setting up that infrastructure and locating independent agents to offer our Rx services. We are not able to develop operational materials, brochures, mailings, training materials and additional web pages until our application for funding is approved and filled.

The summary breakdown by category of general and administrative expenses for the periods ending December 31, 2007, 2008 and September 30, 2009 is as follows:

G&A expenses before adjustments
				Jan - Sept 30,
Expense		2007	2008	2009
1	Contract Labor	$20,836	$42,684	$9,878
2	Payroll Expenses	$34,656	$35,438	$20,942
3	Travel & Ent	$1,818	$26,512	$8,736
4	SEC Audit Fees	$14,800	$24,866	$28,445
5	Consulting Fees	$35,556	$24,794	$-
6	Legal Fees	$19,410	$21,776	$10,419
7	Accounting Fees	$11,950	$16,273	$1,050
8	Insurance	$9,023	$15,116	$5,031
9	Database Valuation Expense	$-	$12,650	$3,725
10	Amortization Expense/Depreciation	$11,113	$12,292	$12,292
11	Rent	$10,000	$9,000	$4,500
12	Telephone	$4,609	$6,353	$2,854
13	Call Services	$683	$5,942	$530
14	Office Supplies	$1,641	$4,309	$956
15	Agent Recruitment	$-	$4,000	$-
16	Equipment Rental	$2,364	$3,073	$-
17	Misc.	$907	$2,720	$737
18	Internet Services	$1,716	$2,174	$1,000
19	Utilities	$1,538	$2,115	$694
20	Postage and Delivery	$327	$2,091	$1,190
21	SEC Filing Fees, Action Stock	$2,690	$1,995	$1,065
22	Printing and Reproduction	$1,040	$1,919	$1,432
23	Art & Web Design	$-	$1,600	$532
24	Stock Transfer Fees	$2,051	$1,345	$144
25	Taxes	$5,371	$658	$175
26	Equipment Purchase	$-	$586	$-
27	Training - Continued Education	$-	$319	$59
28	Licenses and Permits	$426	$300	$75
29	Advertising	$-	$245	$195
30	Dues and Subscriptions	$-	$211	$773
31	Bank Charges	$159	$115	$40
32	Marketing	$1,209	$-	$500
33	Finance Charges	$-	$-	$840
Total Selling and G&A before Adjustments		$195,892	$283,471	$118,810

Note Interest		$39,697	$41,869	$20,594

Notes to chart:

Ranking established for last full year of G&A for 2008.

G&A was increased during 2008 to implement new business plan because of the expectation of funding.

Discussion of issues pertaining to larger expenses in 2008 is as follows:

Item 1. Includes IT support, part time accounting, part time reception.

Item 2. Payroll is the Office manager and minimal income provided for our officers in 2008.

Item 3. The cost of the CEO commuting 300 miles each way to be in the office every other week during 2008.

Item 4. Items 4, 6, 7, 9, and 21 represent the cost of SEC compliance.

Item 5. Agents and consultants that were brought in to assist in the plan development.

Item 10. Amortization of the database.

Item 13. Maintaining our ENC and Medical Records Storage Call Services.

Item 15. We offered a stock incentive for four agents to join our company.

Expenses

The above list discusses the larger expense items listed. Most of our increases in expenses in 2008 from 2007 were a result in the increased costs for professional services in the application process for our funding. In addition we began to energize our business plan and incurred increases in contract labor to assist in the development of our web pages, assistance in refining the business plan, and art design of brochures and other materials. Payroll expenses have increased some because we have added additional office help. Travel expenses increased when the new CEO began to travel to our office on a weekly basis in 2008.

Other than SEC compliance expenses and the application for funding expenses, most other variable expenses have been curtailed pending funding. Accounting fees have dropped considerably for 2009 since our CEO/CFO and not an external CPA now produce most of the financial schedules. We do engage a local CPA for monthly audits of our books.

Changes in Revenues, Cost of Sales, and gross profit from 2007 through September 30, 2009

Revenues

Revenues in year 2007 were predominately insurance sales. In 2008 as we increased our attention to insurance sales the revenues continued to increase during the first half of the year. When the economy issues began to cause the drop in insurance sales along with the negative press for insurance companies we found it necessary to pull back in that business activity. Also, because of the lack in funding in late 2008 and 2009 we found it difficult to properly launch our agency acquisition program so that our business plan was also placed on hold pending funding. In late 2008 and into 2009 we transitioned into our new prescription assistance business and experienced a significant drop in gross revenues because it was a new business and we could not afford to properly market this new venture.

Please view our five-year pro forma on page 48 that identifies estimated revenues from each segment of our business.

Cost of Sales

Cost of sales are predominately commissions in the insurance business. We manufacture nothing. Commissions vary on the type of product sold. In 2007 Cost of Sales averaged 68% of revenues. In 2008 our Cost of Sales averaged 66% of revenues. Since we transitioned into prescription assistance services in 2009 our Cost of Sales dropped significantly to about 2%. Most of our sales in 2009 were company generated and did not require commissions to be paid. When we receive funding and begin to service our agents with brochures and other marketing materials we expect our prescription services cost of sales to increase. In addition, when funding is available we will pursue insurance products again that will have a higher commission (cost of sales) level.

Please view our five-year pro forma on page 48 that identifies estimated cost of sales from each segment of our business.

Gross Profit

Our gross profit was $20,984 in 2007, $38,327 in 2008 and $8,770 in the first nine months of 2009. As discussed above our revenues and gross profit began to subside in the second half of 2008 because of the economy and our lack of funding to continue our growth in that business sector. Limited capital resources were directed at the S-1 application and the new prescription services in the last half of 2008 and the first half of 2009.

Please view our five-year pro forma on page 48 that identifies estimated gross profit in our new business model once funding is available.

Legal, Accounting, and Auditing Expenses.

The major increase in our 2008 and 2009 operating expenses has come from SEC compliance requirements for our Forms 10K and 10Q filings and the development of this Prospectus.

During the first nine months of 2009 we have incurred $47,720 of expenses of professional fees including auditing, database appraisal, legal, accounting, and IT services. During 2008 those expenses were $83,165.

It is anticipated that once the S-1 application and Offering is completed our professional fees will be significantly lower.

Liquidity and Capital Resources

As of September 30, 2009, the Company had assets in the amount of $324,130 compared to assets in the amount of $367,302 at September 30, 2008. The Company had total assets consisting of $1,478 in cash and $322,652 in the 68,000 name database on September 30, 2009. Total assets at September 30, 2008 consisted of $4,702 in cash and $362,600 in our investment in our customer database. As of December 31, 2008, the Company had assets in the amount of $378,785 compared to assets in the amount of $378,814 at December 31, 2007. The Company had total assets consisting of $22,331 in cash and $368,746 less amortization of $12,292 investment in the 68,000 name database on December 31, 2008. Total assets at December 31, 2007 consisted of $10,068 in cash and $368,746 in investment in our customer database.

In the September quarter 2008, per advice of our Company’s CPA the company began depreciating our database on a 15-year amortization plan of expensing $6,146 per quarter. A thorough evaluation was conducted of our database and based on those results it was determined to assign a 15 year life. In the September quarter of 2009 the company re-evaluated the customer database and our amortization schedule and revised that schedule to a 5-year life based on the fact that two years had lapsed since the value of the database was learned. Also, because of the delay of funding management elected to make this amortization change to present a more conservative valuation of our database. The amortization is now expensed at the rate of $21,510 per quarter. We do not believe that this change in amortization will have any impact on future operations other than to present a more rapid decline of the value of the database on our balance sheet.

On September 30, 2009, the Company had $734,096 in total liabilities. Current liabilities included $93,747 in accounts payable, $113,035 in accrued interest, $1,751 in accrued expenses and $375,563 in current note payable liabilities. Current note payable liabilities include $105,000 in notes payable and $270,563 in notes payable to related parties. Long term liabilities included $150,000 notes payable to related parties. By comparison on September 30, 2008, the Company had $671,851 in total liabilities. On September 30, 2008 liabilities included $88,692 in accounts payable, $75,685 in accrued interest, $3,910 in accrued expenses and $353,564 in current note payable liabilities. Current note payable included $105,000 in notes payable and $248,564 in notes payable to a related party.

On December 31, 2008, the Company had $668,046 in total liabilities. Current liabilities included $76,690 in accounts payable, $84,198 in accrued interest, $3,595 in accrued expenses and $353,563 in current note payable liabilities. Current note payable liabilities include $105,000 in notes payable and $248,564 in notes payable to related parties. Long term liabilities included $150,000 notes payable to related party. By comparison on December 31, 2007, the Company had $564,158 in total liabilities. On December 31, 2007 liabilities included $71,271 in accounts payable, $49,065 in accrued interest, $20,259 in accrued expenses and $423,563 in current note payable liabilities. Current note payable included $115,000 in notes payable and $308,563 in notes payable to a related party.

Net cash used by operating activities for the nine-month period ending September 30, 2009 was $102,853 compared to $165,366 used in the nine-month period ending September 30, 2008. During the nine-month period ending September 30, 2009, $0 was used by investing activities and $82,000 was provided by financing activities. For the same period in 2008, $0 was used by investing activities and $160,000 was provided by financing activities. Net cash used by operating activities for the twelve-month period ending December 31, 2008 was $232,737 compared to $125,929 used in the twelve-month period ending December 31, 2007. During the twelve-month period ending December 31, 2008, $0 was used by investing activities and $245,000 was provided by financing activities. For the same period in 2007, $0 was used by investing activities and $135,424 was provided by financing activities.

During the nine month period ending September 30, 2009, in an effort to secure additional operating capital and to pay down accounts payable and notes payable, the Company borrowed $20,000 and $2,000 represented by promissory note agreements from a major stockholder of the Company. The Notes, together with interest accrued thereon at the rate of ten percent (10%) per annum, shall become due and payable on March 27, 2010 and September 22, 2010 respectively. The Note was issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. By comparison during the nine month period ending September 30, 2008 in an effort to secure additional operating capital and to pay down accounts payable and notes payable, the Company borrowed $150,000 represented by promissory note agreements from major stockholders of the Company. The notes, together with interest accrued thereon at the rate of two percent (2%) per annum, shall become due and payable in one lump sum on December 31, 2010. The Notes were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

During the twelve month period ending December 31, 2008, in an effort to secure additional operating capital and to pay down accounts payable and notes payable, the Company borrowed $150,000 represented by promissory note agreements from major stockholders of the Company. Each Note, together with interest accrued thereon at the rate of two percent (2%) per annum, shall become due and payable in one lump sum on December 31, 2010. The Notes were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. By comparison during the twelve month period ending December 31, 2007 in an effort to secure additional operating capital and to pay down accounts payable and notes payable, the Company borrowed $185,600 represented by promissory note agreements from major stockholders of the Company. Each note, together with interest accrued thereon at the rate of ten percent (10%) per annum, shall become due and payable in one lump sum on their anniversary dates in 2008 or 2009. The Notes were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. In addition, two notes were issued to new investors on February 13, 2007 for $20,000 and were immediately converted into shares.

During the twelve month period ending December 31, 2007, the $10,000 balance of a $20,000 note written in 2006 was converted into shares and a note for $50,176 written on February 17, 2006, plus interest of $7,145 was paid.

Except as otherwise disclosed herein as of September 30, 2009, the Company had no capital commitments. We are currently focused on developing revenues from our insurance agency operations and our prescription services operations and reducing debt through converting debentures and notes payable to common stock when our common stock price provides a reasonable conversion ratio. We may also seek funding from unencumbered securities purchases or from lenders offering favorable terms. At this time, we have no contracts, agreements, or understandings for additional funding, nor can any assurance be given that we will be able to obtain this capital on acceptable terms, if at all. In such an event, this may have a materially adverse effect on our business, operating results and financial condition. If the need arises, we may offer a private placement or attempt to obtain funding through the use of various types of short term funding, loans or working capital financing arrangements from financial institutions and or shareholders. No assurance can be given that we will be able to obtain the total capital necessary to fund our new business plans. In such an event, this may have a materially adverse effect on our business, operating results and financial condition.

Our prime focus is to offer preferred shares to bring in funding to develop the company and move our business plans forward. We continue to stress the importance of a successful S-1 application and the successful completion of the offering once approved.

The strength of our business plan has provided support for operating capital for us to maintain minimal operations until our offering can be approved and completed.

The following schedule identifies our related note holders for 2006, 2007, 2008, through September 30, 2009.

Note Holders RELATED PARTY

Related note holders for periods 2006, 2007, 2008 and September 30, 2009

Date	Affiliated Lender	Loan Amount	(Repayment)	Balance
9/30/2009	Alec Stone, Major Stockholder	$-	$-	$67,963
	Isaac Boutwell, Director	$-	$-	$80,600
	Norman L. Frohreich, CEO	$22,000	$-	$120,000
	Robert Swan, Major Stockholder	$-	$-	$50,000
	Carl Austin, Major Stockholder	$-	$-	$100,000
	Total	$22,000	$-	$420,563

12/31/2008	Alec Stone, Major Stockholder	$-	$-	$67,963
	Isaac Boutwell, Director	$-	$-	$80,600
	Norman L. Frohreich, CEO	$-	$-	$100,000
	Robert Swan, Major Stockholder	$50,000	$-	$50,000
	Carl Austin, Major Stockholder	$100,000	$-	$100,000
	Total	$150,000	$-	$398,563

12/31/2007	Alec Stone, Major Stockholder	$60,000	$-	$67,963
	Isaac Boutwell, Director	$55,600	$-	$80,600
	Norman L. Frohreich, CEO	$50,000	$-	$100,000
	Richard Davis, Stockholder (A)	$-	$-	$15,000
	Peter Mangin, Stockholder (A)	$-	$-	$25,000
	Gary Grant, Stockholder (A)	$-	$(10,000)	$-
	James Hood, Stockholder(A)	$-	$-	$20,000
	Total	$165,600	$(10,000)	$308,563

12/31/2006	Alec Stone, Director	$7,963	$(44,537)	$7,963
	Isaac Boutwell, Stockholder	$25,000	$-	$25,000
	Richard Davis, Stockholder (A)	$-	$-	$15,000
	Peter Mangin, Stockholder (A)	$-	$(25,000)	$25,000
	Gary Grant, Stockholder (A)	$20,000	$(10,000)	$10,000
	James Hood, Stockholder (A)	$30,000	$(10,000)	$20,000
	Total	$82,963	$(89,537)	$102,963
(A) Not related after 2007

The definition of related party is defined as large holders of stock, our directors, or our officers of the company.

Non-officer and non-director related parties are:

Alec Stone with 5,383,246 shares or 6.69% of the outstanding shares on September 30, 2009

Robert Swan with 5,083,334 shares or 6.32% of the outstanding shares on September 30, 2009.

Carl Austin with 2,635,000 shares or 3.28% of the outstanding shares on September 30, 2009.

The above listed investors are major stockholders and are considered related because of their large holdings and because they have provided capital as needed for operations. No other arrangements or agreements exist with the related parties listed.

Factors That May Impact Future Results

At the time of this Offering, we had insufficient cash reserves and receivables necessary to meet forecast operating requirements. In the event we are unsuccessful in our efforts to raise additional funds, we will be required to significantly reduce cash outflows and, possibly, discontinue our operations. We need to raise immediate capital to continue our operations and implement our plans to respond to competitive pressures or otherwise to respond to unanticipated requirements. Our failure to obtain immediate financing or inability to obtain financing on acceptable terms could require us to limit our plans, incur indebtedness that has high rates of interest or substantial restrictive covenants, issue equity securities that will dilute your holdings or discontinue all or a portion of our remaining operations.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The current expansion of the Company’s business demands that significant financial resources be raised to fund capital expenditures, working capital needs, debt service and the cash flow deficits expected to be generated over then next nine months by operating losses. Current cash balances and the realization of accounts receivable will not be sufficient to fund the Company’s current business plan beyond the next three months. Consequently, the company is pursuing this Offering in the aggregate amount of up to $1,000,000 to fund the Company’s expansion needs.

From time to time management contacts existing shareholders and other accredited investors, as needed, in order to obtain working capital necessary to meet current and future obligations and commitments. Management is confident that these efforts will provide financing to continue to maintain the operational costs of the Company. No specific negotiations are currently occurring between management and shareholders.

Nevertheless, there can be no assurance that the Company will be able to raise additional capital on satisfactory terms or at all. In the event that the Company is unable to obtain capital on acceptable terms or in sufficient amounts, the impact thereof would have a material adverse impact on the Company’s business, operating results and financial condition as well as its ability to service debt requirements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We currently have shareholders and management that have continued funding our operations over the past several years to allow the time to make application for the preferred share offering. These individuals continue to fund operations when needed because of the strength of the business plan and the interest to have their previous investments perform.

Other than receiving financial assistance from existing stockholders and management, and the application for the offering of preferred shares the company has no other plans to raise additional funds. No verbal or formal written contracts have been entered into with any shareholders and/or accredited investors. There are no specific negotiations currently occurring between management and shareholders.

Factors, assumptions and methodologies used in determining fair value

Since the current CEO was installed in December 2007 all shares for services and cash have been issued at the fair market value of the stock at the time of the request for the issue. Our stock is volatile and as presented in the chart on page 39 has ranged from .004 to .05 in the last twelve months. It is the intention of the company to issue shares of class A common stock, warrants, and options at market price.

Since our common stock trades publically and our share price is readily ascertainable, the Company has determined that there was no need to hire a valuation specialist to determine the value of the class B preferred stock. The class B preferred stock is being issued at $1.00 per share. Each share is convertible into 10 shares of class A common stock two years after issuance. Further, the preferred stock bears a dividend of 2% of its value each year until converted. Given the value of the underlying common stock, the revenue projections discussed previously in this Prospectus, and the 2% dividend, the Company has determined that a $1.00 price is appropriate. See a discussion of the Company’s revenue projections beginning at page 2

The CEO has been given the authority from the Board of Directors to issue shares at or above market value for needed capital and services. All new share issues are approved by the Board of Directors prior to the request given to our transfer agent for issue. The Board has approved and ratified the issuance of the class B preferred stock at the value described in this Prospectus.

Critical Accounting Policies and Estimates

Management receives statements from insurance companies once an application for insurance is accepted and the insurance company determines a premium.

Management reconciles each and every statement from the insurance companies before any commission check is processed. The insurance companies provide management with a printout each week on the processed insurance sales. The statement of our account each week includes the policy number, the plan name, the issue date, the insured’s name, the annualized premium, the premium payment, the commission rate, the split if any, and the commission earned.

The Company’s discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements may have required the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures. On an ongoing basis, the Company evaluates estimates, including those related to bad debts, inventories, fixed assets, income taxes, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of the Company’s judgments on the carrying value of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

DETERMINATION OF VALUE OF CLASS B PREFERRED STOCK

The Offering price for the Shareholders as noted in this document was determined arbitrarily by FullCircle based upon a number of factors. The Offering price is based primarily on the amount of funds sought from this financing and the number of shares the Board is willing to issue in order to raise these funds. Accordingly, there is no relationship between the Offering price and the assets, earning or book value of FullCircle, the market value of the class A common stock, or any other recognized criteria of value. As such, the Offering price does not necessarily indicate the current value of the shares and should not be regarded as an indication of any future market price of FullCircle’s class A common stock.

Fair value of the preferred class b stock has been determined by the Board of Directors. There is no correlation between this Offering and the current market value of the stock. The stock is closely held and very little volume occurs. The price of the Offering was assigned at a conversion rate of $.10 because if anyone were to purchase $1,000,000 worth of our stock on the open market we have estimated that such purchasers would pay well over $.10. We feel that the .10 price conversion rate is a discount rate given the size of the offering.

We are a small company without funds. Valuation specialists are expensive and we could not afford to engage those services. We have researched the market price of other similar companies by using publicly available data. The information we gathered, coupled with the value of our database and our approximately $7.5 million loss carry forward, we believe that the conversion price of $.10 is justified.

DIVIDEND POLICY

Our class B preferred shares will yield a dividend of $.02 per share. Dividends on preferred class B stock will be paid annually following the yearly anniversary date of the issuance of such shares.

We anticipate that our Company’s future earnings, if any, will be retained to finance our growth and that we will not pay cash dividends on class A common stock for the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our class A common stock is listed on the Over the Counter Bulletin Board under the Symbol “FLCR.” However, the stock is thinly traded and we cannot give an assurance that liquidity (increased volume) will occur. Our class B preferred stock will not be traded on any exchange and, therefore, will not have a symbol.

The following table sets forth the high and low bid quotations per share of our common stock for the periods indicated.

	High	Low	Close
2010
January 27, 2010			0.04

2009
First Quarter	0.04	0.02	0.035
Second Quarter	0.034	0.016	0.03
Third Quarter	0.05	0.02	0.03
Fourth Quarter	0.04	0.012	0.04

2008
First Quarter	0.05	0.02	0.05
Second Quarter	0.05	0.025	0.05
Third Quarter	0.05	0.016	0.025
Fourth Quarter	0.03	0.004	0.03

2007
First Quarter	0.02	0.009	0.017
Second Quarter	0.045	0.011	0.043
Third Quarter	0.08	0.03	0.06
Fourth Quarter	0.06	0.02	0.05

2006
First Quarter	0.06	0.017	0.03
Second Quarter	0.07	0.023	0.035
Third Quarter	0.035	0.01	0.012
Fourth Quarter	0.03	0.01	0.014

The above quotations are as reported at www.aolfinance.com. These quotations do not represent actual transactions.

Transfer Agent

Our transfer agent is Interwest Transfer Co., Inc. It is located at 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. The phone number is (801) 272-9294

There is only one class of common stock. As presented on page one of our 2008 10K and mentioned on page 1 of the S-1 application as reported by our transfer agent Interwest Transfer, Inc., the total outstanding shares of common stock is 84,995,346 on December 31 , 2009. Interwest Transfer has also reported that the Free Trading Stock (Float) is 36,758,259 shares or 43.2% of the outstanding shares as of December 31, 2009 ..

By certified report, Interwest has reported that the total stockholders are 281 on December 31, 2009 ..

OUR BUSINESS AND BUSINESS PLAN

History

Our initial business began in 2000, with the formation of FullCircle Registry, Inc. We were initially a technology-based business that provided emergency document and information retrieval services. Our service included, providing customers with secure storage and immediate access to their critical medical records, legal documents (living wills, powers of attorney, “do not resuscitate” orders, etc.), and emergency contact information. The system was designed to allow medical personnel to quickly obtain critical information. We provided these services directly to subscribers and through strategic alliances with health care providers.

In December 2006, our Directors unanimously consented that the Company should become an insurance agency. An application for a business entity license was submitted to the Department of Insurance in the Commonwealth of Kentucky. On February 27, 2007, a business entity license for Life and Health was issued to the Company. After March 1, 2007, appointment applications were submitted to various carriers and brokerage agencies.

Our Growth Strategy

Independent Insurance Agency Mergers and Acquisitions with our FullCircle Insurance Agency, Inc. Division

Norman L. Frohreich, President and CEO, has been retained to formulate and direct the expansion of the new insurance business model and the growth of FullCircle Registry, Inc. It is Mr. Frohreich’s vision to emulate similar business models employed by other companies in rural America. Thus, we plan to expand the business model to include markets outside the greater Louisville area.

It is our plan to acquire, or otherwise merge with, small insurance agencies with a five-year to ten-year exit plan as well as offer shares of FullCircle Registry, Inc. to these agency owners to give them the ability to exit their business with the potential to meet or exceed the value of their business and participate financially in the growth of the company.

The target model for an insurance agency acquisition is:

1.

Agency in a town with a population less than 40,000.

2.

Agency that has gross revenues of $50,000 to $150,000.

3.

Agency owner that is over the age of 55.

There are three parts to acquisition and merger plans.

1.

We expect to offer very little cash for each agency merger. We are approximating $25,000 to $50,000 depending on the size and value of the insurance agency.

2.

In addition to cash we will offer stock and stock options to provide liquidity and to provide an incentive for the owner to work with FullCircle as well as to provide the necessary loyalty transfers of the customers in their books of business.

3.

The major attracting part of our offer will be a continuation of participation of the revenues. The plan is to provide a 66% share of pre-tax profits on existing business and an additional 33% of the new business generated from our new products for the term of the agreement with the acquired agency.

We anticipate that agency buy-outs will be a graduated 5 or more year exit plan based on the age and availability of the owner. One of the key components in this plan is to provide a reason for the founder or owner of the business to stay with us, assist in the development and transition of the business and to assist in the transfer of loyalties of their customers. It is expected that over time the owner will realize higher revenues by merging with us rather than assuming risk by selling to an unknown, unproven buyer. In addition the agency owner would continue to participate in the appreciation of our stock if our plans work.

Our personal contact and telephone conversation research suggests that these smaller agencies are not targets for acquisition by larger companies, and, therefore, their individual owners have limited options for an exit strategy.

We are planning on moving cautiously initially. We have only 10 agencies targeted for purchase during the first year after funding is available. We will need ample time to develop the infrastructure and to train the individuals to manage these agencies once acquired. We expect that some of the owners will continue to work and will phase out over time; others will want to exit quickly. We will have to be flexible to move as needed as each situation emerges.

We have several strong licensed insurance industry veterans available to provide the training and leadership for this task. Initially we expect to operate in just a five state area: Kentucky, Indiana, Illinois, Ohio and Tennessee. Once the model is developed and operating, we expect to move into other regional offices so that we can service these agencies from a close proximity. We believe we can operate up to 25 agencies per regional office.

Once the Agencies are acquired, we will begin the process of adding our products to their portfolios and services. We expect to receive additional income from our other core products. With our additional products, we expect to increase the gross revenue with each new agency when the training is completed and new products are installed. In addition to the standard commissions, we will begin to experience higher commission rates because we will receive higher performance payout levels with each of our partner insurance companies.

There are numerous articles available on the Internet. The link below is to an article from December 2005 in a leading insurance industry publication, “Rough Notes”, that discusses the need for agencies to expand services.

http://www.roughnotes.com/rnmagazine/search/marketing/05_12p084.htm

As stated in the target model for an insurance targeted for acquisition, we estimate that these agencies will average from $50,000 to $150,000 gross revenue. Through our interviews with agencies and agents we have found that the majority of small agencies operate in P&C (property and casualty) insurance services. These typically involve insurance for individuals such as: Home, Auto, Umbrella, Inland Marine, Motorcycles, Watercraft, Snowmobiles/ATVs. Motor homes, and Campers/Trailers.

If the agency is aggressive then we may find that business insurance could be offered such as:

Worker's Compensation Insurance, Liability Insurance, Property Insurance, Loss of Business Insurance, Umbrella Insurance, Business Overhead, Errors and Omissions, and Commercial Auto. New products are coming into the market every year. Recently more interest is coming in Identity Theft, Pre-paid Legal, Short term health insurance, Student Health Insurance, Dental, Disability and Travel.

Our assumption that we anticipate to be able to increase the revenues through increased products is based on several factors.

1.

Smaller rural agencies do not have the available training and staffing to keep up with changes in the insurance industry and new products. Many do not offer products from multiple insurance companies. Many specialize in certain types of insurance. It is not uncommon for individuals and businesses to work with multiple agents and agencies to find the products they need.

2.

In our mission we believe that by providing a one-stop shop we have the opportunity to pick up additional individual customers and additional businesses. Many agencies do not have the time to research multiple companies to find the most competitive insurance products. By providing that service to rural America we expect to enhance revenues.

3.

It is not uncommon for agencies to farm out insurance products to other agencies when they do not have the expertise, the source or the knowledge to provide those products. Our mission will be to supply those products and support.

4.

Mr. Axline conducted extensive telephone and personal contact interviews prior to his passing last December. Mr. Axline spent his life servicing agencies all over the United States. We have replaced Mr. Axline with Ms. Madison who at one point in her career worked with and provided training over 200 agencies while with Pyramid Life.

5.

In the process of testing this business model Mr. Frohreich has conducted interviews with industry executives. Endorsements of the model were received from these experienced executives.

6.

We anticipate increasing products by two to three fold at each agency as well as doubling the staffing at that agency. If they have a book of business of over 2,000 clients we may elect to increase staffing to three.

7.

One of the reasons that an agency owner would want to sell their books of business is that they are nearing retirement age and are not as engaged in selling new products to grow their business. They are no longer in a “building” their business phase. It is for these reasons that we believe that by installing a new person “fresh blood” at the agency along with the new products the revenues from that book of business will increase.

The product list of new products to be offered is extensive. Not limited to but inclusive of PPO, HMO, High Deductible, Self Funded, Limited Health Benefits Plan (Mini Med) Prescription assistance with Medicare Part D, Uninsured Prescription discounts Health Savings Account (HSA), Health Reimbursement Account (HRA) Flexible Savings Account (FSA), Health Screening, Health Assessment, Dental, PPO HMO Indemnity Discount Programs as well as Vision, Life, Spouse/Dependent Life, Accident Death and Dismemberment (AD&D) Short-Term Disability, Long-Term Disability, Employee Assistance Programs, Work/Life Solutions

Compensation for the sales people in the agencies will be on a commission basis with the exception of clerical help, if needed. Preferably, we hope to find agents who can manage their own clerical functions. Incentives will be provided for each agency manager to improve the revenues and net profits. Compensation will also be provided for the overall performance of each profit center.

For example, each insurance company provides higher compensation levels when higher policy revenue is achieved. At that point, we can afford to continue to pay generous amounts to individual agents and receive exceptional revenue on the difference.

We expect to receive assistance from our major insurance company partners to help us find acquisition targets. Many have already indicated to us that they are aware of agent-owners who are looking for exit strategies. Research shows that the average age of the owners of the independent insurance agencies in our country is 53 years old.

It is common in the insurance industry for agents and agencies to make application to sell multiple insurance companies offerings. We have applied for and have been accepted by our select major insurance companies., some of which are Prudential, TransAmerica, AIG, Anthem Blue Cross Blue Shield, John Hancock, Humana, etc. We can write policies through those companies and many others through our existing agents. We continue to search for and select other companies as our product needs expand. It is not a high priority to line up more companies at this time without funding. Once funding occurs we will make application to more companies as needed.

There are a number of articles on the Internet. The following article link, in paragraph five states that:

“The average age of a professional in the insurance industry is 54 and 60% of insurance industry professionals are older than 45,” says Robert Rusbuldt, Big “I” president & CEO. “Many in the industry laud the Big ’I’ InVEST program as one of the most important projects to ensure the continuing success and growth of the independent insurance agency system.”

Our information from many interviews suggests that many agency owners have no exit plan or are not finding buyers with credit to purchase their agencies. Further, there are many articles available on the Internet discussing the aging insurance agency owner population. The average age estimate run from 52 to 54 depending on the author. We chose to do research on the “Independent Insurance Agents & Brokers of America” web site, which is a large Insurance agent trade organization. See the following link for more information:

http://www.iiaba.net/na/02_News/02_PressRelease/NA20081222110249?ContentPreference=NA&ActiveState=0&ContentLevel1=NEWS&ContentLevel2=NEWSPRESS&ContentLevel3=&ActiveTab=NA&StartRow=0

Based on our research, we have determined that many major insurance companies are beginning to acquire larger agencies but the smaller rural agencies are being passed over. Over the last two years we have been contacting agency owners to understand their exit plan strategy. Many are more than willing to sell their books of business but are not finding buyers. Our goal is to merge with hundreds of these agencies over the next several years. We have been in contact with a number of agencies that are looking for an exit plan.

Our VP Operations conducted most of this research. We have received many calls from agencies that were having a problem finding buyers with money or financing. The word about our interest in finding mergers with small agencies was distributed by some of our Industry company contacts. The going price of a $100,000 book of business revenue level is 1.5 to 2.0 times revenue or $150,000 to $200,000. Many of the younger generation cannot get financing to purchase a $200,000 agency. Many small agency owners cannot finance that purchase themselves.

When financial needs are at issue, we believe that it is the experience of our agents that the personal relationships continue to drive business in rural America.

We believe we are well positioned for significant growth and have a multi-faceted growth strategy that builds on our new client relationships, insurance products, brands and role in the insurance process. We are currently not operational with the FullCircle Insurance Agency, Inc. and will not engage in that venture until funds are available through the Offering.

The number, diversity and sophistication of the insurance products available in the insurance marketplace have grown significantly in recent years. Our clients increasingly require sophisticated insurance planning services such as ours to support their complex needs.

We are developing our plans and infrastructure for our new agencies. Initial plans for our FullCircle wheel of products and services that are in development are; ENC, Prescriptions, Life insurance, Health insurance (Group and Individual), Auto and Home insurance, and Medical Record Storage. We have identified and engaged talent with expertise in all areas except Auto and Home Insurance. As our name, “FullCircle,” implies, we intend to become a full service, one-stop shop for all insurance and financial planning for our clients.

Each and every agency is different and each specializes in a few products. In our research during the interview process we found that most agencies operate with limited product offerings. It is our belief that we will be in a position to move an agency from three or four product offerings to ten to fifteen product offerings depending on the initial strength of the agency. The key to this growth will be the existing size of the book of business of each agency.

It is difficult to prepare a profit and loss projection since each agency varies with the types of products. Each product provides commission levels from 50% to 80% of sales. Our mission will be focused on acquiring profitable agencies.

We have selected two Vice Presidents to manage our Prescription Services and Agency management functions. We have interviewed and have available more insurance products experts that are available to provide additional services as needed.

Prescription Services offered by our FullCircle Prescription Services, Inc. Division

We have developed two web pages that are currently active for customers to understand our services, research the drug industry issues, and shop the world to order our products. www.FullCircleRx.com and www.Medshelp4U.com.

Our discussion of this marketing process is discussed below under the heading of Prescription Services under Other Business Opportunities.

FullCircle Prescription Services, Inc. has one part time Operations Manager and another employee that are available for incoming calls. We expect to be retaining additional call center employees once the call traffic increases.

We have begun to test our database with a letter that has been mailed to the prior AMPO customers. We have received phone call responses from this letter and once funding is available the mailings will resume.

FullCircle Insurance Agency, Inc. Revenue Projections

The following projection timeline is based on the assumption of a successful Offering. The timeline begins when funds are obtained through this Offering. This five-year growth forecast assumes an average of $100,000 initial revenue from target agencies after they are acquired. The income estimate increases to an average of $200,000 revenue per agency after new products are introduced.

	12 mos.	24 mos.	36 mos.	48 mos.	60 mos.	72 mos.
Agencies	10	30	75	125	175	200
Agency Gross Rev	$200K	$3.0M	$9.37M	$18.75M	$35M	$40M

Agency Gross Revenue is projection is for commissions only. It is anticipated that the FullCircle Insurance Agency, Inc., profitability will occur once we exceed 25 agencies. The pro forma detail is located at page 43.

This projection is being used as a guideline with the assumptions that we will average $100,000 per agency when acquired and that when our additional products are added we will be able to increase the revenue of each agency. The revenue forecasts are an annual projection, not cumulative. We have flat lined the individual agency estimate at an average of $200,000 per year because we are operating in small rural markets, which have a limited potential client base. For example an agency in a town with 10,000 population would have less growth opportunity than an agency in a town with 40,000 population.

Our goal is to meet or beat our projections, and we prefer to be conservative at this time. If we acquire an agency that is predominately a property and casualty insurance agency then adding the new products listed above should provide for the expansion of the revenue. Also, property and casualty insurance commissions are very low compared to the other products that FullCircle will be offering through the acquired agencies. We do not feel that it would be appropriate to expand the cash projections beyond the $200,000 as expressed since we have no knowledge of the agencies’ abilities to produce revenue at this time. We expect that individual agencies’ initial net profits will be minimal, if any, as we will be applying any profits to local marketing efforts and training.

After adding FullCircle’s additional products, we believe that an increase of revenue is attainable. This process will be implemented by employing specialists in our regional office that will be able to work with our agencies that have opportunities to sell additional products and services. For example, if a client is interested in assistance with prescription services, the agent will only need to contact our corporate office and our office prescription specialists will direct them to the pharmacist to be able to help them with their medication costs.

We expect to pay higher commission rates to attract the best talent available. In addition, we anticipate that we will have an annuities specialist, a group health insurance specialist, a life insurance specialist available or on staff, and will be adding experts, as the demand requires.

FullCircle Prescription Services, Inc.

FullCircle Prescription Services, Inc. has been established for the purpose of handling our new prescription services program. We describe the plan in detail under “Other Business Opportunities” beginning on page 51. We have, at very little expense, been contacting potential contractors and agents to help move the project forward but are limited as to how aggressive we can be given our limited amount of available funds.

FullCircle Prescription Services, Inc. has been set up to be a marketing facilitator organization with a mission to assist customers in saving money on their medications. It will require the production of education materials to supplement our web page information since many seniors do not access the Internet. We expect that independent agents who have personal knowledge of people in need will be our predominate marketing tool.

Our prescription services business is operational. We have recruited agents to find customers that need assistance. We have negotiated a favorable contract with a pharmacy that will provide discounted medications to the uninsured and the underinsured. In addition we will be providing assistance to the Medicare Part D insured that hit the “donut hole” at $2,700.00 and are required to pay 100% for their medications. The donut hole is a name the industry has used to describe this shortfall in our Medicare insurance programs. The “donut hole” refers to a coverage gap within the defined standard benefit under the Medicare Part D prescription drug program. Under the defined standard benefit package, there is a gap in coverage between the initial coverage limit and the catastrophic coverage threshold. Within this gap, the beneficiary pays 100% of the cost of prescription drugs before catastrophic coverage kicks in. The term "coverage gap" is preferred by Centers for Medicare and Medicaid Services (CMS) and prescription drug plans, but "donut hole" has been more widely adopted in the popular media.

To date, we have not had adequate funds to provide training materials and point of sale educational materials to begin the expansion of these services ..

Our full launch with our prescription plan has been delayed somewhat until the completion of this Offering, but FullCircle Prescription Services, Inc. has begun limited operations. Other than initial beta-tests of our database we have been unable to finance further marketing efforts.

AMPOII Database

All references to the term “database” throughout this Prospectus refers to the database received by FullCircle from AMPO II. AMPO II was organized in 2002 out of a non-profit charitable organization NATI (National Association of the Terminally Ill). The database is actually composed of several databases from multiple programs received from AMPO II. They targeted several different demographic groups of customers with different programs. The following are the marketing names of the products sold in the database: Amerilife, AMPO Family, AMPO Single, Your Free Medicine, My Free Medicine, YFM 89/25, USA Savers, Rx4 Less Money, New MAP, MAP II, OHHC, New 25/25 program, GE Wellness, Dental Source, Apple a Day, $18MPP. NATI was helping terminally ill people with the cost of their medications. In 2002 the founder of NATI, Jimm Axline a retired insurance executive decided to begin a for profit company AMPO II to help others save money on prescriptions. Initially, AMPO II was working with low-income individuals helping them qualify for free medications from the drug companies. As the business evolved, Mr. Axline found sources of discounted medications and was able to assist others in saving money. During the second phase, AMPO II serviced over 68,000 customers. AMPO II needed funds to expand operations, and in 2006 FullCircle purchased 50% of the stock in the AMPO II with terms that provided FullCircle full access to the database for FullCircle’s products and to service a GE Wellness contract that had just been completed.

The purchase of half the stock of AMPO II was for the purpose of fulfilling the FullCircle portion of the GE Wellness Contract. The plan was to utilize the AMPO II database to begin fulfillment of the GE Wellness Contract. Shortly after the completion of the AMPO II purchase GE decided to vacate the Wellness program and all of their executives and staff were let go.

The GE Wellness and other GE agreements in 2006:

The main focus of our arrangement with GE Wellness was to support the expansion of the AMPO II, Inc. business model and to market the GE Dental and Vision Program to large groups and associations. It was management’s opinion that due to the rising cost of benefits particularly traditional health insurance; employers will be transferring, more and more, the cost of benefits to the employee. We felt that the trend will continue toward a voluntary benefit environment and we believed that the GE Dental and Vision Program would become a strong player in that arena due to name recognition, value of benefits and pricing. Our original contract with GE Wellness, which was consummated in September of 2004, only afforded us a small commission for selling the Dental and Vision Program. The GE Wellness structure was targeted toward a direct to consumer marketing model. In mid 2005, a division of GE Consumer Finance was formed called Benefit Solutions by GE. In the late fall of 2005, we started negotiations for a business to business marketing contract. After visits by GE to our Louisville office and to AMPO II, Inc. operations center, we were able to consummate the wholesale agreement with Benefit Solutions by GE.

When compared to traditional dental insurance, the GE Dental and Vision Programs were very competitive. With traditional programs the insured must meet a deductible and co-payment, which are generally 50% of the cost of the procedure. With GE Dental the visit to the dentist with diagnosis is free and the member enjoys discounts from 40% to 70% or depending on the procedure. The GE Vision Program carried deep discounts at most of the major vision care providers.

The significance of the wholesale agreement between Full Circle and Benefits Solutions by GE was that FullCircle would pay a flat wholesale price for the membership as opposed to the “street contract” of a managing producer allowing us to attract active insurance individuals at competitive rates to become a strong business in the Dental and Vision insurance industry.

One very subtle, yet powerful, component to the marketing of the GE Dental and Vision is that we could bring this product into our database customers as well as adding members and member’s families’ information into our database thus giving us the opportunity to up sale other products. In addition to the Dental and Vision plans we would be able to market the GE Prepaid Legal Plan and Identity Theft Program of which we had a wholesale agreement with Benefit Solutions by GE. It was our plan to start marketing the GE Legal and ID Theft Program in 2007.

This agreement process was the core reason for the investment in AMPO II for access to their 68,000 customer database. FullCircle invested several hundred thousand dollars to be in a position to participate in this new GE venture.

Upon the beginning of the GE Wellness program in late 2006 FullCircle began a beta test mailing campaign from our database to market GE Wellness. The GE Legal and ID Theft program was scheduled to launch in phase two of the plan later in 2007.

The plan was to initially market with mailings and then move into insurance agent and agency recruitment to provide additional growth of that business. We were under advisement with the GE executives and the President of the GE Group Wellness Plan during the short time we were engaged with GE.

Several beta test mailings were completed over a period of a few months. During that period we signed up 78 customers with GE Wellness. The responses were encouraging and we were in the process of expanding the mailings when GE vacated the Wellness plan.

Since GE vacated the program we had to phase out those participants and do not currently have any of those customers remaining at this time. Once funding is available we anticipate re-engaging in a Dental and Vision program as one of our products.

The disbanding of GE Wellness was a major set back for FullCircle and the financial condition of the company.

After the termination of the agreement with GE Wellness the Company began to source other suppliers for these products. The FullCircle Mini-Med card which is discussed on page 35 under the heading “Multipurpose FullCircle FullServices Health Cards” is the plan that will be offered that replaces the GE Wellness plan. Funding is required to initiate this service. Although several opportunities are available now we have elected to postpone any further negotiations until funding is available from this Offering.

AMPOII Database continued:

The database includes the names, addresses, and phone numbers of all of the customers of AMPO II. We have found that through scrubbing the client data that our database accuracy is currently at 80%. In January 2009 the database was appraised with a value of $541,000 as of December 31, 2007. FullCircle paid $368,746 for half the stock in AMPO II and now holds all of the assets of AMPO II a discontinued company. The company booked $368,746 and began to depreciation over time. See the Notes to the Financials Beginning at page F-1 for more information.

AMPO and FullCircle began sharing the same offices in September 2006 when AMPO came into financial difficulties. FullCircle provided funding for the space, the phone lines, and the Utilities. When AMPO elected to cease operations they vacated our premises and AMPO as an entity was discontinued in 2007. We had access to all of the database, software, equipment and the records. There were no financial considerations other than the fact that FullCircle had purchased half of the stock in AMPO. AMPO closed its operation and walked away.

We have run a test with a call center to determine the value of the phone number portion of the database. In our mission to utilize our database through phone calls or mailings, we desire to find out the most profitable way in reaching the AMPO II Customers. Our first beta test of 500 customers returned 18 interested customers.

The call center arrangement was for the purpose of running beta tests and was a verbal arrangement. The call center arrangement was discontinued after our first beta test because of lack of funding to proceed. We have since determined that we will provide those tests internally.

We are in the process of communicating with those customers that showed interest.

This was done as a test only to determine if we needed to utilize a call center to access our customers. Since our list is composed of AMPO II customers that were jointly serviced by FullCircle, have contacted the former clients to find out if they need continued assistance.

Shop the World

We have an agreement with Global Health Management, who is a licensed pharmacy in the United States and Canada. Pursuant to the agreement, the Company receives commissions on a monthly basis after the close of each month. There are no exclusive rights to this service with Global Health Management. They offer these services to other companies. There are no term/termination provisions in the agreement. It is through this arrangement that we provide our customers the ability to “shop the world” for best pricing on medications. Our shop the world program gives senior citizens a choice to shop the Tier I countries and to shop for generic medications with a discount. These medications are produced by the same FDA approved facilities that supply pharmacies in the United States.

Global Health Management predominately operates with pharmaceutical companies in Tier 1 Countries. Tier 1 countries refer to those countries that are considered developed countries. This is common language today in identifying countries that are developed (Tier 1) vs. under-developed (Tier 3) countries. Tier 1 countries have laws consistent with the United States in the areas of development and protection for consumer products. These countries all produce medications for the world markets. Examples of some of those tier one countries are: United States, Canada, England, France, Germany, Australia, New Zealand, and Israel.

We have recruited 37 agents to find the customers that are in need of assistance in reducing the cost of their medications.

In summary, we expect to generate revenue in this area as follows:

1.

AMPO database mailings.

We have only sample tested the database. We expect to send several mailings to database clients, including a letter and multiple postcards to develop the FullCircle name recognition. We will also be developing a quarterly newsletter to provide critical information about health issues. It will be through a process of several mailings and eventual personal phone calls to persuade our AMPO II customers to come back to us.

2.

Churches as contractors for fund raising projects.

The contractor and agent commission structure allows for Churches to become involved in helping their parishioners. Based on our contacts with various religious institutions, we have determined that many Churches need funds for building projects, local mission work, scholarships, etc. Our program will provide commissions to assist them with their fundraisers. For larger church organizations we will be able to provide deeper discounts.

3.

Advertising in marketing media like RV Trader, Auto Trader, etc.

We plan to advertize in large-scale marketing media. We have had conversations with several organizations but do not have funding to proceed. These media will be tested with beta advertizing to determine results per dollar invested.

4.

Database sharing with organizations that do similar medical marketing but not in our niche or do not have prescription assistance programs.

There are opportunities that exist where our database could be used and if the person does not qualify for their services they could return to us an interested prospect.

5.

Leasing or selling rights to our database as it continues to grow and evolve.

We have not yet proceeded with this program because we wish to use, expand and purify our database first. After funding we will use, scrub, and purify our database and then find groups that may wish to lease or purchase the rights to our database.

6.

Insurance agents and agencies.

One of the synergies that will exist is that our prescription assistance service will be a product offered to our agents and insurance agencies. As this expands we expect that the prescription assistance service will be a good source of income.

7.

Small businesses without health benefits.

Small businessess are getting crushed with health plan benefits cost. Many are dropping prescription coverage. With our program we can help small business direct their employees to find lower costs medications.

8.

Web marketing.

We are planning to develop specific web pages to identify and inform potential customers looking for information or education about their ailments.

9.

Word of mouth (incentives for existing customers to send us new customers).

We anticipate that good service and good savings will be talked about. Visiting people in extended care facilities, we find that one of the top subject matters is the cost of medications. Our services and continued assistance for our customers is expected to give us good reviews and good referrals.

10.

Agent campaign through mailings and advertising.

We expect to continue to recruit agents. Many insurance agents are being squeezed by lower commission structures from insurance companies. Since they already have a client base and they know their customers well, we expect that we will be able to recruit agents through emails, mailings, and advertizing in insurance industry publications.

11.

Prescription gift card for friends and families to assist the elderly in the cost of their medications.

Once funding is obtained through this Offering, we have plans to launch a prescription gift card that limits the cardholder’s use to the purchase of prescription medications. . We have found no other prescription gift card on the market today that limits the cardholder’s use of funds to the purchase of prescriptions. Other pharmacy gift cards allow the purchase of any item in the store. If a customer wants to help an ailing relative to purchase only prescriptions then our card will provide that service. We have the pharmacy lined up and we have the card provider ready to move.

12.

City, County, and State government employees.

Many City, County, and State government agencies are being squeezed with lower tax revenues and increasing health care costs. We know of many city and county governments who have already moved into a prescription discount program.

Multipurpose FullCircle FullServices Health Cards

Another company, PinPay, will operate our gift card. We will not have any access to the transactions on this card. Our commission structure comes from the pharmacy where the medications are purchased.

The expansion of Shop the World will include a real card that can be loaded with a cafeteria of different plans and programs. Some will be free subscriptions and we would experience revenue as they are used. Some will be annual fee based. We are in the stages of finalizing this plan and will be able to begin when funding is available from the Offering.

•

FullCircleRx Shop the World

•

FullCircle Prescription Gift Card

•

FullCircleRx Pharmacy Discount Plan (like other pharmacy cards that are sold for $25 to $30 per year memberships) this is for immediate need drugs like antibiotics, etc.)

•

FullCircle Insurance Services Card (call for any quote on any kind of insurance and we will shop for our members)

•

FullCircle PinPay card (transfer money anywhere internationally, payroll, merchants, etc. like a debit card)

•

FullCircle Mini-Med card (for those without insurance, it provides near insurance level costs for medical, dental, vision, hospitalization)

FullCircleRx Pharmacy Discount Plan (like other pharmacy cards that are sold for $25 to $30 per year memberships) this is for immediate need drugs like antibiotics, etc.) This product can be loaded onto the same card for an annual fee similar to existing pharmacy discount cards.

FullCircle Insurance Services Card (call for any quote on any kind of insurance and we will shop for our members) As a member benefit we will provide free assistance to any of our customers to shop for any insurance product from any company. We will provide quote print outs to assist. Obviously we would like for the customer to buy the insurance product from us but we will be creditable with our shopping assistance. Initially this card will be used for only prescriptions. After the introduction of the card it is planned to add additional services.

FullCircle Mini-Med card (for those without insurance, it provides near insurance level costs for medical, dental, vision, hospitalization) this is another product that can be loaded onto the card. For those that have no insurance it allows them to pay “insurance negotiated prices” for a number of medical services. The annual fee for this card ranges from $75 to $125 depending on the services desired.

In addition to those products listed above, we expect to eventually load our Medical Record storage and Spoken Data, ENC product, and Ask Physicians when we have the capital and infrastructure available to activate these products. We chose to not include these products at this time because they will require capital to bring them to an active status.

In furtherance of our goals, we have entered into an agreement with Acap Security, Inc. (http://acapsecurity.com) for an exclusive co-branded FullCircle FullServices Health Card between PinPay, Global Health Management, and FullCircle. Global Health Management, LLC is the servicing company that provides our clients their medications. PinPay is a wholly owned company by Acap Security.

FullCircle has entered into an agreement with ACAP Security Inc. to provide payment services to FullCircle. ACAP Security charges a discount rate for use of its payment services. Other than the discount rate fee, ACAP does not participate in any revenues received by FullCircle in the sales of its product and services. ACAP’s payment service is not exclusive to FullCircle and FullCircle has unrestricted rights to engage and use all other payment service providers such as Visa, MasterCard, PayPal, etc. Either party to the Agreement may terminate the Agreement upon 30 days written notice, at any time, without recourse. The discount rates are 2.5% for online transactions and 1.6% for purchaser present transactions. There are no monthly or annual fees and no minimum fee; and no holdbacks or deposits required.

ACAP has made no guarantee or assurance that the use of their payment service will result in any benefit to FullCircle, or that the use of ACAP’s payment services will result in any positive growth to FullCircle, or that ACAP will continue to offer payment services for any amount of time or not increase fees or change terms of the Agreement.

FullCircle has entered into a standard mutual non-disclosure agreement with ACAP to protect the intellectual property rights of FullCircle and ACAP. The agreement addresses the party's mutual need to protect each others confidential information. The agreement bids the parties to non-disclosure for a period of five years, subject to the standard statutory, judicial and common law exemptions.

Although ACAP has entered into an agreement with FullCircle to provide payment services, there is no assurance that ACAP will provide the type of services, brand of service or quality of service which will result is any sales of any product or services by FullCircle; nor the acceptance of such services will occur by any actual or potential customer of FullCircle. ACAP does not in any manner express or imply that it will, or its use will, in any manner aid or result any revenues, financial benefit or economic success to FullCircle or any merchant using the ACAP payment services.

We have also received an MISO (Master Independent Sales Organization) agreement from PinPay, Inc. PinPay will provide support for FullCircle to bring the health, insurance and pharmaceutical industries throughout the world to the PinPay program. www.pinpay.net has completed their beta testing phase and have proceeded into the operational phase of their plans. We are in line to become operational in the fourth quarter and will be allowed to begin approaching the health and insurance-related companies worldwide. FullCircle currently has health industry professionals standing by to begin working with the health industry. We are currently building the infrastructure for our prescription services program. We must acquire funding from our Offering to enable us to begin our marketing process of our prescription services business plan.

FullCircle has entered into an agreement with ACAP Security Inc. to perform merchant account sales as an independent sales organization (MISO). Under the terms of the Agreement FullCircle is an independent contractor with the non-exclusive rights to sell ACAP payment services. Upon the sale of such services to a merchant, FullCircle receives a small percentage of the amount of each purchase transaction, where the ACAP payment services used for the payment for the merchant's goods or services. Generally the amount is a small percentage of the merchant paid discount rate or fee for each transaction. Commission rates are confidential and proprietary. The income continues for as long as the merchant continues to use the ACAP services for payments and continues to utilize FullCircle as the account representative for the ACAP service. Either party to the Agreement may terminate the Agreement upon 30 days written notice, at any time, without recourse.

FullCircle Prescription Services, Inc. Revenue Projections

The following summary projection timeline is based on the assumptions of available funding following the Offering. The timeline begins when the Offering is complete and funding is available to support brochures, websites, mailings and office infrastructure, etc.

	Year 1	Year 2	Year 3	Year 4	Year 5
Projection of Revenue from Database
Application Fees	$25,000	$50,000	$75,000	$125,000	$175,000
Projected Revenue by year from Database sales	$298,080	$596,160	$894,240	$1,490,400	$2,086,560
Total Revenue from database	$323,080	$646,160	$969,240	$1,615,400	$2,261,560

Projection of Revenue from Agent Sales
Application Fees	$50,000	$100,000	$200,000	$400,000	$800,000
Projected Revenue by year from Agent sales	$261,696	$523,392	$1,046,784	$2,093,568	$4,187,136
Total Revenue from Agent sales	$311,696	$623,392	$1,246,784	$2,493,568	$4,987,136

Projection of Revenue from Internet Sales
Application Fees	$12,500	$25,000	$50,000	$100,000	$200,000
Projected Revenue by year from Internet Marketing	$89,424	$178,848	$357,696	$715,392	$1,430,784
Total Revenue from Internet	$101,924	$203,848	$407,696	$815,392	$1,630,784

Total Revenue Projection FCPS all marketing segments	$736,700	$1,473,400	$2,623,720	$4,924,360	$8,879,480

Any financial projection discussion of FullCircle included in this Prospectus is based upon assumptions that we believe to be reasonable. Even if the assumptions underlying its plans prove to be correct, there can be no assurance that FullCircle will not incur substantial operating losses in attaining its goals. There can be no assurance that the objectives will be realized if any of the assumptions underlying its plans prove to be incorrect. The Directors of FullCircle have studied, and are familiar with, the current insurance market; however, investors should be aware that no independent market studies have been conducted by us regarding the proposed business plans, nor are any such studies currently planned.

The following table shows a summary of the five-year Pro forma for FullCircle Registry, Inc.

FullCircle Registry, Inc.
Five year Pro forma after funding
	Year One	Year Two	Year Three	Year Five
Ordinary Income/Expense
Income
FullCircle Insurance Agency revenues	$200,000	$3,000,000	$9,370,000	$35,000,000

FullCircle Prescription Services
Total Agent generated revenues	$310,911	$623,292	$1,246,784	$4,987,136
Database generated revenues	$321,888	$646,160	$969,240	$2,261,560
Internet generated revenues	$102,639	$203,848	$407,696	$1,630,784
Total FullCircle Prescription Services	$735,438	$1,473,300	$2,623,720	$8,879,480
Other revenue	$18,000	$25,000	$45,000	$85,000
Total Revenue	$953,438	$4,498,300	$12,038,720	$43,964,480

Cost of sales
COGS FullCircle Insurance commissions	$132,000	$1,980,000	$6,184,200	$23,100,000
COGS FullCircle Prescription agents	$91,319	$183,152	$366,374	$1,465,498
COGS FullCircle prescription database	$14,844	$29,808	$44,712	$104,328
COGS FullCircle prescription internet	$4,507	$8,942	$17,885	$71,539
COGS Other revenue	$900	$1,250	$2,250	$4,250
Total COGS	$243,570	$2,203,153	$6,615,421	$24,745,615

Gross profit from operations	$709,868	$2,295,147	$5,423,299	$19,218,865

Selling, general & administrative	$575,461	$1,536,199	$2,807,022	$7,873,404

Operating income (loss)	$134,407	$758,949	$2,616,276	$11,345,462

Interest expense	$(45,000)	$(25,000)	$-	$-

Operating income (loss)	$89,407	$733,949	$2,616,276	$11,345,462

Income tax	$-	$-	$-	$3,857,457

Net Profit	$89,407	$733,949	$2,616,276	$7,488,005

Net basic and fully diluted income (loss) per share	0.00	$0.01	$0.03	$0.06

Estimated weighted average shares outstanding	85,000,000	97,000,000	105,000,000	120,000,000

Summary of Growth Strategy

The principal elements of our growth strategy are:

•	Client Growth:

•

Increase products and services within our current client base. Many of our clients have received little or no insurance planning, and we believe there are substantial opportunities to cross sell our services.

•

Expand client base. We plan to add new clients by leveraging our experience, brand strength, our insurance products, and our strong knowledge of insurance process. In addition, we plan to expand our client base through the acquisition of independent insurance agencies in locations where we currently have limited or no access.

•

Expand national presence. We intend to leverage our brands, reputation and products to expand and gain more clients in selected markets in which we currently have a limited presence. There are now fewer barriers to providing insurance products crossing state lines, therefore allowing us to expand rapidly.

Engage in other acquisitions and mergers. Once funding is available and our business model is operational we intend to search for and locate other non-agency private and profitable companies that would be interested in an exit plan where we could provide liquidity for their investment in their company.

•	Product Growth: As our name, “FullCircle,” implies, we intend to become a full service, one-stop shop for all insurance and financial planning products for our clients.

•

New product Offerings and enhancements. In order to enhance our leadership position, we plan to expand our product base and enhance existing products. We maintain an active dialogue with our clients in order to understand their needs and with our insurance partners to anticipate market developments.

•

Expand our presence across all asset classes. We believe our well-established reputation and client base in the equity area as well as our experienced staff provide us with a strong foundation to become a leading provider of insurance products.

•

Growth Through Acquisitions. We intend to actively seek to acquire independent insurance agencies that will enhance, complement or expand our client base, as well as increase our ability to provide quality insurance offerings to our clients.

Offering and Use of Funds

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares. We intend to sell them through our officers and directors, who will receive no commissions. We will offer the shares to friends, relatives, acquaintances and business associates, however, there is no guarantee that we will be able to sell any of the shares.

All funds received from the sale of shares in this Offering will be deposited into our account. We have committed to use the proceeds raised in this Offering for the uses set forth in the “Use of Proceeds” table. However, certain factors beyond our control, such as increases in certain costs, could result in the Company being forced to reduce the proceeds allocated for other uses in order to accommodate these unforeseen changes. The failure of our management to use these funds effectively could result in unfavorable returns. This could have a significant adverse effect on our financial condition and could cause the price of our stock to decline.

Competitive Advantages

We believe our competitive advantages include the following:

•

Strong client relationships and deep understanding of their needs. Insurance is a hands-on service where clients prefer to know their service providers personally. Our approach to client development, dedication to client support, and range of products have helped us build strong relationships with our clients. We believe the skills, knowledge and experience of our Management enable us to develop and enhance our methodologies in accordance with client demands and needs.

•

Competition in the insurance marketplace. Neither the Company nor its Directors have found anything like our business model currently being offered in the insurance marketplace.

•

Opportunity for quick growth through mergers and acquisitions. By acquiring trusted insurance agencies in rural America, Management believes that the Company can quickly grow its business to be a major insurance agency. It is anticipated that our acquisition of only a small portion of Kentucky’s rural insurance market share will make the Company profitable.

•

Availability of insurance products. We are currently able to market insurance products that are available in most major insurance markets throughout the United States of America. As our size increases, we anticipate that we will be able to further expand our product offerings.

•

Highly skilled employees. Through our agency acquisition process, we will be targeting highly skilled, highly technical and, in some instances, highly specialized individuals who will bring a wealth of knowledge and experience to our Company.

•

Extensive historical databases. We believe our substantial and valuable databases of proprietary client information, together with the databases of each agency we acquire, are valuable and would be difficult and costly for another party to replicate. Such data is a critical component of our success. Specifically, having access to a tested prescription client database will provide warm prospects, which could be a critical component to the growth of our client base.

•

The AMPO II database consists of customers of AMPO II from 2002 until 2007. The database was not used or tested by us until we began the recent beta test. At this time the sample is too small to determine the accuracy but it is our belief that these customers are active in the pursuit of saving money with their medications. Upon funding we will immediately begin additional beta tests to determine the best way to take advantage of this list.

•

An independent CPA firm, Potter & Company, LLP of Louisville, Kentucky has valued the database on January 26, 2009. The appraisal of the database was $541,000 as of December 31, 2007, well above our book value of $368,746. The cost of the appraisal was performed for $4,068. The appraisal took four months to complete. Since January 2009 we have “scrubbed” the database for accuracy. Our accuracy with the names and addresses is over 80%.

Other Business Opportunities

Insurance Products

We will continue to recruit independent licensed agents. We feel that we have a very unique recruiting proposition when it comes to obtaining quality agents for the company. We will be able to offer attractive commission rates while giving the agent the opportunity for ownership in the company through a company stock incentive plan. This ownership by the agent will also help serve as retention tool in an industry where turnover is the norm.

We have formed a new company FullCircle Insurance Agency, Inc. as a wholly owned subsidiary to operate our insurance services business as a separate entity. The Commonwealth of Kentucky has issued our insurance license number DOI # 691844. This company is poised and ready to begin the implementation of this new business plan once funding is available.

Prescription Services

We plan to utilize our 68,000 name customer database to be part of our prescription spoke in the FullCircle wheel of services. We expect to use this tested database of previous AMPO II customers and to utilize additional media methods to attract new customers for our prescription services.

Also, we believe that there is a place for a prescription company specific gift card. We have signed an agreement with a new soft card company to provide an additional financial vehicle for our FullCircle Prescription Services. We have received information from PinPay Data Services, Inc., that they will be ready to become operational for our Gift Card as soon as we can provide the necessary supportive financing. Our soft gift card combined with our arrangements with an international prescription fulfillment center will be the vehicle used to expand into that market. We are expecting to become operational with these soft card services once funding is available.

We have finalized our negotiations and contracts with a large Pharmacy, Global Health Management, LLC located in Alberta Canada and Nevada, and have begun providing services for our customers to participate in savings with their medications. Our pharmacy utilizes the same manufacturing facilities worldwide that provide FDA approved medications to the U.S. pharmacies. Our Pharmacy can deliver U.S. prescription medications as well as medications from around the world at highly reduced rates. Our clientele will have the option to select prescription services from one supplier for a U.S. filled prescription or an international filled prescription, their choice. Current pricing provides savings of up to 70% on many name brand prescription drugs. Our “Shop the World” program in our websites gives our customers a pricing tool and quality not offered elsewhere today.

Additionally, we are in the process of negotiating agreements with several community churches and larger area church organizations that can use our FCPS services to assist their parishioners to save money and at the same time provide for an excellent fund raising opportunities for their programs.

The prescription services will also be made available as an additional product offering to the new insurance agencies that join our Company. This will provide a new specialized service for their existing books of business in rural America.

FullCircleRx brochures have been developed to provide to our physician associates for distribution in their offices and for use by our independent contractors. Brochures are now available to customers and stockholders who contact our corporate offices. We have begun distributing our brochures to doctors, clinics, and hospitals but have been limited in our printing, distributing, and mailing capabilities because of the lack of funding.

Our new web pages: www.fullcircleRx.com and www.medshelp4U.com have been launched and are operational. Our customers can Shop the World and subscribe to our services on line. We have other new web pages designed ready to launch to troll the Internet for Birth Control Pills, Fertility Drugs, Medicare Part D assistance, and Donut Hole Assistance. Our progress is restricted awaiting the completion of this Offering.

We have formed a new company FullCircle Prescription Services, Inc. as a wholly owned subsidiary to be prepared to operate the prescription services business as a separate entity.

In summary our marketing of our FullCircleRx prescription assistance program is:

•

AMPO database mailings.

•

Churches as contractors for fund raising projects.

•

Large marketing media like RV Trader, Auto Trader, etc.

•

Database sharing with organizations that do similar medical marketing but not in our niche or do not have prescription assistance programs.

•

Leasing or selling rights to our database as it continues to grow and evolve.

•

Insurance Agents and Agencies.

•

Small businesses without health benefits.

•

Web trolling. Fertility drugs, birth control drugs, Medicare Donut hole problems, etc.

•

Word of mouth (incentives for existing customers to send us new customers).

•

Contractor and Agent campaign through mailings and advertising.

•

Prescription gift card for friends and families to assist the elderly in the cost of their medications.

•

City, County, and State government employees.

•

Multipurpose FullCircle FullServices Health Card

We have begun the process of locating contractors and agents. A contractor will be compensated on a per medication basis and will have sufficient commission available to hire agents to spread the marketing nationwide. Several of our contractors and agents have begun opening up web pages for their own marketing directions that link in the FullCircleRx Shop the World website. We accept no health records and we do not accept prescriptions. That is the function of our contracted Pharmacy. For the most part we will operate the FullCircleRx plan with very few administrative assistants. Reorders of medications will be in the hands of our mail order Pharmacy. In return for finding customers the Company will receive a commission percentage as well as a medication fill fee. That revenue is estimated on page 3 of this offering. We will continue to audit our customer satisfaction with follow-up calls once they begin receiving medications.

Emergency Notification Company(ENC)

The ENC product is operational and poised for growth. This product’s web page, www.encglobal.com will also be updated with the availability of the new funding from this Offering. We are not presenting revenue forecast at this time because we expect our synergies to be focused on the insurance sales and prescription services. However once these segments are operational we will begin to focus on our ENC product and possibly add this product to our FullCircle FullServices Health Card.

Not only is this product an integral part of our new ventures, it provides a valuable security for our customers. Each purchaser of the ENC product provides names and addresses of friends and family to be contacted in case of emergency, and in turn, these names provide a prospective customer database for our other products and services. Our call center is current and has been kept active since inception.

As a lead generation tool it will be provided to all of our existing customers at significantly reduced costs. We will also provide this service to our new agencies books of business customers.

Medical Records Storage and Retrieval Services

The on-line vault server for Medical Record Storage is being upgraded to Web 2.0 standards for productivity and security.

We believe that our Medical Records Storage original core business founded in 1999 was ahead of its time. Now that politicians are continuing to emphasize this very important service and the fact that Google has announced it is entering the storage business with an agreement with the Cleveland Clinic, we believe the timing is right to offer these services as a stand alone product or bundled with our other products. Medical record storage upgrades are expected to be operational within a few months once funding becomes available.

Web Page Development

We have begun the foundation development of our new web page direction. We have new web pages, although currently with basic foundations, they have been developed with the latest Web 2.0 standards for functionality and expandability. dmcdon.com is our web service provider which is managed by Dennis McDonough our IT services manager. It is poised and ready to expand our new messages when funding is available.

Our web portal will be the foundation providing integral system access to our new agencies, life insurance products, Medicare products, Emergency Notification products, FullCircle Prescription Services, Medical Records storage services, and other spokes in our wheel of FullCircle Services as they are developed. This is a flexible and dynamic technology that will provide a highly secure Internet portal for all FullCircle partners to use. The design and tools being included will enhance our information flow, communications and productivity.

VoIP Telephone Services and New Equipment

FullCircle Registry upgraded to a full Voice Over Internet Protocol (VoIP) telephone service for increased user efficiency and productivity. The VoIP system has already shown significant cost savings.

Our office has installed new computer equipment, applications and operating systems. These will provide optimal capabilities for information exchange between our current in house systems, and our online systems. We are installing new software applications to maintain our server and database communications in the most secure environment possible.

INDUSTRY OVERVIEW AND COMPETITION

Industry Growth

FullCircle Insurance Agency, Inc.

We will initially be marketing and selling insurance products in Louisville, Kentucky and in rural markets across the Commonwealth of Kentucky, Tennessee, Indiana, Ohio and Illinois.

Market research conducted by our Management and Directors indicates that the uniqueness of our business model will create new business opportunities in the insurance industry. Research shows that the average age of the owners of the independent insurance agencies in our country is 54 years old. According to ISU (an independent insurance agency network), there are 639,700 independent agencies nationally. Small agencies in the United States are the core of the insurance business. Many major insurance companies are beginning to acquire larger agencies but the smaller rural agencies are being passed over. Small agency proprietors have limited access to an exit strategy as they approach retirement age.

By purchasing trusted insurance agencies in rural America, Management believes that FullCircle can quickly grow its business to be a major insurance agency. It is anticipated that our acquisition of only a small portion of Kentucky’s rural insurance market share will make us profitable.

Once we have established the profitability of its business model through mergers in the five state region described above, we will begin to look into sales in other markets.

With the recent launch of our FullCircle Insurance Agency, Inc. company we are prepared to engage in agency acquisitions once funding is available from this Offering. We have new management available to perform this activity.

Existing insurance agencies are struggling as premium commissions are being lowered each year. They must sell more to maintain adequate revenues to cover employees and overheads. Our plans to increase their products will provide a vehicle for them to continue to maintain their presence in their local rural markets.

FullCircle Prescription Services, Inc.

The problem with the increasing costs of medications continues to be one that severely affects the un-insured and under-insured U.S. citizens. The current economic problems are causing more unemployed people to loose their coveted insurance coverage. Many cannot afford the Cobra insurance payments. Many small businesses are dropping Prescription Coverage to be able to afford the increasing medical health care benefits.

We anticipate a continued growing demand for our Shop the World prescription services and other products discussed above.

Competition

Rural Agency Acquisition and Mergers

Neither FullCircle nor its Directors have found anything like the business model described herein currently being offered in the insurance marketplace. Thus, it is unlikely that competition will immediately come from within the insurance industry.

A more likely scenario might be attempts at repetition or copying of our business model. It may be possible for a competitor to come out with something that makes the Company less viable in a particular category. But, considering the size of the overall insurance market and the numerous insurance agencies available for acquisition throughout the United States, there is no indication that significant competitive threats are on the immediate horizon.

Prescription Services

There are numerous U.S. prescription drug providers but management has not found any U.S. company facilitating a “Shop the World” assistance program for U.S. individuals who are un-insured or under-insured for medications. This business plan could be replicated by any company wishing to provide these services.

On the Internet there are other suppliers around the world. Our research has shown that most of these discount prescription marketing companies do not have the necessary compliance and do not satisfy our standards and customers concerns about the quality of their medications. Our provider is a U.S. and Canadian supplier and has all of the necessary quality practices and is a member of many certification organizations.

OUR MANAGEMENT

Directors, Executive Officers and Key Employees

Our Directors, executive officers and key employees are listed below (also collectively referred to herein as “Management”). The number of Directors is determined by our Board of Directors. All Directors hold office until the next annual meeting of the Board or until their successors have been duly elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

Name	Age	Positions	Since
Isaac Boutwell	77	Chairman of the Board	2002
David E. Allen	56	Director	2003
Norman Frohreich	67	Director, President, CEO/CFO	2007
Trent Oakley	50	Executive Vice President (Previous CEO/CFO)	2003
Brion Tinsley	62	VP Operations FullCircle Prescription Services, Inc.	2008
Deena Madison	44	VP Operations FullCircle Insurance Agency	2009

Isaac M. Boutwell, Director.

Mr. Boutwell was elected a director of FullCircle Registry in October 2002. Subsequent to the resignation of our former CEO, Chris Whitten in 2003, Mr. Boutwell was named Chief Executive Officer of FullCircle. He resigned from that position in February 2006. Mr. Boutwell is the sole owner of two movie theatres in Kentucky, The Movie Palace in Elizabethtown and The Dixie Dozen in Louisville, and has been an owner since 1980. Mr. Boutwell has also owned an 1800 acre commercial cattle ranch in Kentucky since 1982.

Mr. Boutwell continues to be self employed in his own businesses since retirement from the Marine Corps.

David E. Allen, Director.

Mr. Allen was appointed a director of FullCircle Registry in April 2003. Since 1978 Mr. Allen has been the owner and general manager of Allen Air Conditioning and Heating.

Mr. Allen continues to be self employed in his own business over his adult life.

Norman L. Frohreich, President and CEO/CFO and Director.

Mr. Frohreich owns and operates his own consulting firm providing services to the business community. Frohreich has participated in start up or turn-around assignments with many companies in the past 37 years. In addition prior to joining FullCircle, Frohreich had consulted with recreation vehicle manufacturers and dealerships in the United States. Mr. Frohreich has worked full time since March 2007 for the development and implementation of the new business plan. Frohreich holds a degree in Economics from Purdue University with emphasis in financial management.

Mr. Frohreich has been actively employed in his own company Norlander Information Services, Inc. since inception in 2002. Prior to that Mr. Frohreich freelanced as a consultant to various businesses in the United States. Mr. Frohreich is a veteran and also serviced the country in the Peace Corps from 1965 until 1968.

Trent Oakley, Executive Vice President.

Mr. Oakley was the Chief Executive Officer from January 2006 until December 2007. Mr. Oakley was the Chief Financial Officer of FullCircle from 2003 until December 2007. Prior to joining FullCircle, Mr. Oakley was an independent marketing agent and sales manager for 10 years contracting his services to various insurance companies including Transamerica Life, American United Life and Guarantee Reserve Life. Mr. Oakley has also been a sales manager with John Hancock Financial Services from 1985 to 1992 and a marketing representative with Prudential Financial Services from 1993 to 1995.

Mr. Oakley has been an employ of FullCircle since 2003. He continues to assist FullCircle and is an independent insurance agent.

Brion Tinsley, Vice President.

Mr. Tinsley is responsible for the operations of FullCircle Prescription Services and assists the president in the operations of FullCircle Registry, Inc. and FullCircle Insurance Agency, Inc. In December 2008 the Company released the following Form 8-K regarding Mr. Tinsley.

On December 11, 2008 Norman L. Frohreich, President and CEO, and the board of directors appointed Mr. Brion Tinsley to the positions of Vice President of the Company and Vice President of Operations for FCPS. Mr. Tinsley brings a wealth of experience to the Company. Prior to joining the Company, Mr. Tinsley worked in the banking industry for Citizens Fidelity Bank/Trust Company as Vice President of Financial Services. During his 15 year tenure from 1974 to 1989 with Citizens, Mr. Tinsley managed Cash Management Services, Retail Lockbox Processing and Bank Processing. Customer banks varied from $50 million in assets to over $2.5 Billion in assets. From 1990 until 2005 Mr. Tinsley owned and managed several businesses including a prescription drug distribution company. Mr. Tinsley’s distribution business provided prescriptions to nursing homes and individuals in the Commonwealth of Kentucky and distributed prescriptions to individuals nationally for AMPO, LLC. At its height Mr. Tinsley’s distribution business employed fifteen pharmacists. Mr. Tinsley’s years of experience in the prescription drug distribution business is a welcome addition to the Company’s expansion of its business in that area.

Mr. Tinsley retired after he sold his pharmacy business in 2005. He was contacted by the CEO and asked to join FullCircle in 2008. Mr. Tinsley has come out of retirement to assist FullCircle with the implementation of the business plans. Mr. Tinsley receives no salary and is a stockholder in FullCircle.

In December 2008, our Vice President of Operations Jimm Axline, passed away after a short illness. Mr. Axline has been replaced by Brion Tinsley.

Deena Madison, Vice President.

Ms. Madison has accepted the position of Executive Vice President, FullCircle Insurance Agency, Inc and Vice President of FullCircle Registry, Inc. Deena brings excellent knowledge and experience in the Insurance Industry, the Medical Industry and the Financial Services Industry.

Ms. Madison’s most recent experience was managing agents and agencies for Pyramid Life Insurance Company. She has also worked for Sterling Life, GE Medical Systems, University of Louisville Hospital, Humana Inc., and Edward Jones Investments. While at Pyramid Life she managed and supervised 20 offices with 170 agents nationwide. While at Sterling Life she was a Field Sales Manager. She also has experience managing her own Insurance Agency with a book of business of 300 clients. Ms. Madison has conducted large national sales and management meetings, is experienced in meeting web casting, and has conducted training in Medicare and other Insurance products. Ms. Madison holds a Bachelor’s Degree from McKendree College.

Ms. Madison has had continued employment over her adult life recently as the owner of her own insurance agency. Ms. Madison was an agency Manager for Pyramid Life from 2006 to 2008 and a Field Sales Manager for Sterling Life from 2005 to 2006. Prior to that Ms. Madison was the Office manager at Parrott & Associates from 2001.

Ms. Madison joins FullCircle to assist in the implementation of our business plans.

William M. Jackson, Vice President Agency Management.

Mr. Jackson has been an independent insurance agent since 1986. Most of his experience has been with life and health products. Mr. Jackson has also focused on Group and Employee benefits to include Life, Health, Dental, Vision, and Disability for both fully-insured and self-funded programs. Bill also deals with Commercial policies to include General Liability, Property and Workman’s Comp. Mr. Jackson has many years of experience in upper management as a Vice President of Manufacturing, Chief Engineer and Plant Manager from 1968 - 1986. Mr. Jackson holds a Bachelors of Science Degree in Industrial Engineering from Memphis State University. Mr. Jackson served our country in the Air Force as a captain during the Vietnam Conflict.

Mr. Jackson assists the president in the formation and the implementation of the business plans and has been working with FullCircle since 2007. Mr. Jackson has had continuous employment in his own insurance agencies for over five years.

COMPENSATION OF OFFICERS AND DIRECTORS

The Directors receive no compensation for their services. The following table lists the compensation received by our Officers for YTD September 30, 2009, 2008 and 2007.

Name	Position	Year	Salary	Stock	Other	Total
Isaac Boutwell	Chairman	2009	-	-	-	-

Isaac Boutwell	Chairman	2008	-	-	-	-

Isaac Boutwell	Chairman	2007	-	-	-	-

Dave Allen	Director	2009	-	-	-	-

Dave Allen	Director	2008	-	-	-	-

Dave Allen	Director	2007	-	-	-	-

Norman Frohreich	Dir/CEO/CFO	2009	-	-	-	-

Norman Frohreich	Dir/CEO/CFO	2008	$6,408	-	-	$6,408

Norman Frohreich	Dir/CEO/CFO	2007	-	-	-	-

Trent Oakley (1)(2)	Executive VP	2009	-	-	146	146

Trent Oakley (1)(2)	Executive VP	2008	18,712	8,000	38,767	65,479

Trent Oakley (3)(4)	President & CEO	2007	30,000	5,200	22,426	57,626

Brion Tinsley (7)	VP Operations FCPS	2009	-	-	-	-

Brion Tinsley (7)	VP Operations FCPS	2008	-	-	-	-

James Axline (5)	VP Operations	2008	12,232	-	-	12,232

William Jackson (6)	VP Agency Mgt	2009	-	-	-	-

William Jackson (6)	VP Agency Mgt	2008	13,000	1,000	-	14,000

Deena Madison (8)	VP Operations FCIA	2009	-	-	-	-

Deena Madison (6)	Agent	2008	-	$1,000	-	$1,000

1. Trent Oakley was compensated with 200,000 restricted shares of common stock for services in 2008. The value of the shares is the closing price of the stock on the day they were ordered.

2. Trent Oakley received $38,367 commissions on his insurance sales in 2008 and $146 in 2009.

3. Trent Oakley was compensated with 160,000 restricted shares of common stock for services valued at $5,200 in 2007.

4. Trent Oakley received $22,426 commissions on his insurance sales in 2007.

5. Deceased in December 2008.

6. William Jackson and Deena Madison received 25,000 restricted shares of common stock for services in 2008.

7. New Vice President Operations for FullCircle Prescription Services, Inc. in December 2008 replacing Jimm Axline.

8. New Vice President Operations for FullCircle Insurance Agency, Inc. in 2009.

Mr. Frohreich was paid $1500 per month beginning in May 2008. The salary was reduced in July and discontinued in September 2008 after it was determined that our funding would not occur near term as planned.

Mr. Oakley was paid $2500 per month salary in 2007. He continued to receive $2500 per month until June 2008. The salary was reduced to $1500 in July and then discontinued in September 2008.

Mr. Tinsley joined the company in December 2008 and has received no compensation.

Mr. Axline was paid $1500 per month until June when the salary was reduced and then discontinued in September 2008.

Mr. Jackson was paid $1500 per month until June when the salary was reduced and then discontinued in September 2008. Mr. Jackson was issued 25,000 shares for services in 2008.

Ms. Madison has not been paid any salary since joining the company in 2009 but received 25,000 shares for services in 2008.

Mr. Jackson and Ms. Madison’s shares value are disclosed in the above chart for “Compensation of Officers and Directors” on page 54. As in all other shares for services their shares were valued at .04 per share, which was the market price for our stock at the time. Mr. Jackson and Ms. Madison were offered 25,000 shares each for a token of appreciation for them joining our company and providing assistance and services.

At present, no compensation is being offered to employees other than expenses during company business. Mr. Frohreich receives out of pocket travel expenses to relocate to Shelbyville every other week.

We currently have no plans to pay any employees other than our office manager and our receptionist until funds are available. At that time we will revisit our compensation packages and develop incentives for our employees.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth as of December 31, 2009, the name and shareholdings of Directors and Management.

		Number of Shares
Name and Address	Title of Class	Beneficially Owned	% of Shares

Isaac Boutwell (1)(3)
1815 Cann School Lane
East View, KY 42732	Common	11,466,502	13.49%

Norman Frohreich (1)(2)(4)
1014 Hidden Meadow Ln.
Middlebury, IN 46540	Common	2,931,240	3.45%

Trent Oakley (2)
8210 Smithtown Rd.
Louisville, KY 40218	Common	1,261,672	1.48%

Brion Tinsley(2)
806 Bedfordshire Road
Louisville, Kentucky 40222	Common	623,397	0.73%

David E. Allen (1)
5350 Stiles Rd.
Howardstown, KY 40051	Common	102,967	0.12%

Deena Madison (2)
4148 Candor Avenue
Louisville, KY 40216	Common	25,000	0.03%

All Executive Officers,
and Directors as a group	Common	16,410,778	19.31%

(1) Director

(2) Officer

(3) Includes 390,000 shares attributable to Isaac Boutwell’s family members

(4) Includes 2,798,940 shares attributable to family members of Norman Frohreich.

SECURITY OWNERSHIP OF SHAREHOLDERS IN EXCESS OF 5%

The following table sets forth as of December 31, 2009, the name and holdings of Shareholders with more than 5% of the outstanding shares.

		Number of Shares
Name and Address	Title of Class	Beneficially Owned	% of Shares
Isaac Boutwell (1)(2)(3)
1815 Cann School Lane
East View, KY 42732	Common	11,466,502	13.49%

Alec Stone (3)
830 Lawrence St.
Brandenburg, KY 40108	Common	5,633,246	6.63%

Robert M. Swan (3)
628 River Ridge Plaza
Brendenburg, Ky 40108	Common	5,083,334	5.98%

(1) Director

(2) Includes 390,000 shares attributable to Isaac Boutwell’s family members

(3) Stockholder with over 5% of the outstanding shares

Employees, contractors, agents, and agreements

The Company currently has five employees, six independent contractors, thirty-nine agents and four company agreements.

Sale of Stock Pursuant to this Offering

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares. We intend to sell them through our officers and directors, who will receive no commissions. We will offer the shares to friends, relatives, acquaintances and business associates, however, there is no guarantee that we will be able to sell any of the shares.

For details of the distribution of the preferred class B stock see the “Plan of Distribution and Terms of Offering” section.

PROMISSORY NOTES AND USE OF PROCEEDS.

During the quarter ending December 31, 2009 the company borrowed with two notes for $3,000 and $5,000 from an officer to secure operating capital. The notes were issued at 10% interest and expire on October 7, 2010 and November 18, 2010 respectively.

During the nine-month period ending September 30, 2009 the company borrowed $20,000 and $2,000 from an officer to secure operating capital. The notes were issued at 10% interest and expire on March 27, 2010 and September 22, 2010 respectively.

During the year ending December 31, 2008, in an effort to secure additional operating capital, and to pay down accounts payable and notes payable, the Company borrowed $150,000, with Promissory Notes from two stockholders of the Company. These Notes, together with interest accrued thereon at the rate of two percent (2%) per annum, shall become due and payable in one lump sum on December 31, 2010. The Note was issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

All verbal commitments from stockholders were fulfilled in 2008. At this time management contacts existing stockholders whenever additional capital is needed for operations.

LEGAL PROCEEDINGS.

The Company’s attorneys were notified on May 15, 2008 that the Company had been named as a party in a lawsuit against AMPOII, LLC and AMPO, LLC. The case was filed in the Shelby Circuit Court, 53rd Judicial Circuit of the Commonwealth of Kentucky, Docket No. 06-CI-00594. The principal parties are: the Plaintiffs, R.C. and Cynthia Willimon and the Defendants, AMPO, LLC, AMPO II, Inc. and FullCircle Registry, Inc. The Plaintiffs allege that the Company owes them for debts of AMPO, LLC and/or AMPO II, Inc. resulting from a commercial lease entered into by the Plaintiffs and AMPO, LLC and/or AMPO II, Inc. On August 12, 2009, the Court dismissed this case.

LEGAL MATTERS

The validity of our class B preferred stock offered hereby will be passed upon by the law firm of Lynch, Cox, Gilman & Mahan, PSC. Lynch, Cox, Gilman & Mahan, PSC is acting as our legal counsel in this Offering.

EXPERTS

The audited financial statements of FullCircle Registry, Inc. at December 31, 2008 and for each of the years in the two-year period ended December 31, 2007, have been included herein in reliance upon the report of Chisholm, Bierwolf & Nilson, LLC (now Chisholm, Bierwolf, Nilson & Morrill, LLC), independent registered public accountants, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

R. Lee Shannon, PSC, an independent accountant, is providing our internal audits and financial statements.

Potter & Company, LLP, independent Certified Public Accountants were engaged to provide our database valuation. Potter & Company is an independent member firm of Moore Stephens International Limited.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

During the two most recent fiscal years, we have had no disagreements with Chisholm, Bierwolf & Nilson, LLC (now Chisholm, Bierwolf, Nilson & Morrill, LLC), our independent auditor, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

FullCircle Registry, Inc.

161 Alpine Drive

Shelbyville, Kentucky 40065

(502) 410-4500

We are subject to the informational requirements of the Securities Exchange Act of 1934 and as required by the Exchange Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Room, maintained by the SEC, at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov.) that contains additional information about us.

FullCircle Registry, Inc.

Consolidated Financial Statements

In the opinion of management, the accompanying financial statements of FullCircle Registry, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for the periods described therein. The financial statements reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

FullCircle Registry, Inc.

We have audited the accompanying consolidated balance sheets of FullCircle Registry, Inc. (a Nevada Corporation) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FullCircle Registry, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of its operations and cash flows for the periods then ended in conformity with, accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that FullCircle Registry, Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, FullCircle Registry, Inc. has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC

Bountiful, Utah

April 3, 2009

FullCircle Registry, Inc.

Consolidated Balance Sheets

ASSETS	September 30,	September 30,	December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(unaudited)
Current assets:
Cash	$1,478	$4,702	$22,331	$10,068
Total Current Assets	1,478	4,702	22,331	10,068

Other assets:
Customer database and software, net	322,652	362,600	356,454	368,746
Total other assets	322,652	362,600	356,454	368,746
Total assets	$324,130	$367,302	$378,785	$378,814

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$93,747	$88,692	$76,690	$71,271
Accrued interest	113,035	75,685	84,198	49,065
Accrued expenses	1,751	3,910	3,595	20,259
Notes payable	105,000	105,000	105,000	115,000
Notes payable-related party	270,563	248,564	248,563	308,563
Total current liabilities	584,096	521,851	518,046	564,158

Long term liabilities:
Notes payable-related party	150,000	150,000	150,000	-
Total long term liabilities	150,000	150,000	150,000	-

Total liabilities	$734,096	$671,851	$668,046	$564,158

Stockholders deficit:

Preferred stock, authorized 5,000,000 shares of $.001 par value, issued and outstanding 10,000	$10	$20	$20	$20

Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding 80,407,241, 73,996,906, 77,970,573, and 71,696,906 shares, respectively	80,407	73,998	77,971	71,697

Additional paid-in capital	7,067,394	6,925,417	7,009,821	6,835,717

Accumulated deficit	(7,557,777)	(7,303,984)	(7,377,073)	(7,092,779)

Total Stockholders' deficit	(409,966)	(304,549)	(289,261)	185,344

Total liabilities and stockholders' deficit	$324,130	$367,302	$378,785	$378,814

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Operations

	For the Nine Months		For the years
	Ended September 30,		Ended December 31,
	2009	2008	2008	2007
	Unaudited	Unaudited

Revenues	$8,916	$111,226	$113,313	$67,303

Cost of sales	146	73,687	74,986	46,319

Gross profit	8,770	37,539	38,327	20,984

Operating expenses

Selling, general & administrative	159,036	215,387	283,471	108,706

Total operating expenses	159,036	215,387	283,471	108,706

Operating loss	(150,266)	(177,848)	(245,144)	(87,722)

Other income (expense)

Gain on settlement of debt	-	-	2,719	22,144

Gain on settlement of litigation	-	-	-	21,975

Interest expense	(30,438)	(33,357)	(41,869)	(38,194)

Total other income (expense)	(30,438)	(33,357)	(39,150)	5,925

Net loss before income taxes	(180,704)	(211,205)	(284,294)	(81,797)

Income taxes	-	-	-	-

Net loss	$(180,704)	$(211,205)	$(284,294)	$(81,797)

Net basic and fully diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding	78,651,709	73,097,818	73,683,786	84,395,868

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Cash Flows

	For the Nine Months		For the Years
	Ended Sept 30,		Ended December 31,
	2009	2008	2008	2007
	Unaudited	Unaudited
Cash flows from operating activities

Net loss	$(180,704)	$(211,205)	$(284,294)	$(81,797)

Adjustments to reconcile net loss to net cash
Depreciation & amortization	33,802	6,146	12,292	11,112
Stock issued for services	-	12,000	15,377	16835
Gain on settlements of accounts payable			(2,719)	(22,144)
Change in assets and liabilities
Increase (decrease) in accounts payable	17,056	17,421	8,138	(9,273)
Increase (decrease) in accrued interest	28,837	26,620	35,133	17,648
Increase (decrease) in accrued expenses	(1,844)	(16,348)	(16,664)	(58,310)
Net cash used by operating activities	(102,853)	(165,366)	(232,737)	(125,929)

Cash flows from investing activities
Net cash provided by investing activities	-	-	-	-

Cash flows from financing activities
Proceeds from notes payable - related party	22,000	150,000	150,000	165,600
Proceeds from notes payable			-	20,000
Payments for notes payable	-	(70,000)	(70,000)	(50,176)
Proceeds from sale of stock	60,000	80,000	165,000	-
Net cash provided by financing activities	82,000	160,000	245,000	135,424

Net increase (decrease) in cash	(20,853)	(5,366)	12,263	9,495

Cash and cash equivalents at beginning of period	22,331	10,068	10,068	573

Cash and cash equivalents at end of period	$1,478	$4,702	$22,331	$10,068

Supplemental cash flow information

Cash paid for:

Interest	$1,600	$3,737	$6,737	$19,344
Taxes	$-	$-	$-	$-

Non-cash transactions
Stock issued for notes payable and accrued interest	$-	$-	$-	$30,000
Stock issued for services	$-	$12,000	$15,377	$16,835

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Stockholders’ Deficit

For the period ended September 30, 2009 (unaudited), December 31, 2008 and 2007

					Additional
	Preferred Stock		Common Stock		paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit
Balance December 31, 2006	20,000	$ 20	83,339,868	$ 83,341	$ 6,777,239	$ (7,010,982)

Stock issued for conversion of notes
payable at .01 per share	-	-	2,000,000	2,000	18,000	-

Stock issued for conversion of notes
payable at .02 per share	-	-	500,000	500	9,500	-

Stock issued for services
at .031 per share	-	-	538,452	538	16,297	-

Shares returned and cancelled by
shareholders	-	-	(14,681,414)	(14,681)	14,681	-

Net Loss for the year ended December 31, 2007	-	-	-	-	-	(81,797)

Balance, December 31, 2007	20,000	20	71,696,906	71,698	6,835,717	(7,092,779)

Stock issued for services
at .04 per share	-	-	300,000	300	11,700	-

Stock issued for services
at .011 per share	-	-	307,000	307	3,070	-

Stock issued for $80,000 cash at
.04 per share to retire two notes	-	-	2,000,000	2000	78,000	-

Stock issued for $35,000 for cash
at .03 per share	-	-	1,166,667	1166	33,834	-

Stock issued for $50,000 for cash
at .02 per share	-	-	2,500,000	2500	47,500	-

Net Loss for the year ended December 31, 2008	-	-	-	-	-	(284,294)

Balance, December 31, 2008	20,000	$ 20	77,970,573	$ 77,971	$ 7,009,821	$ (7,377,073)

Stock issued for $40,000 at .0315 per share	-	-	1,270,000	1270	38,730	-

Stock issued for $20,000 at .03 per share	-	-	666,668	667	19,333	-

Stock issued for the conversion of 10,000 preferred shares at 50 shares common per one preferred Class A share	(10,000)	$ (10)	500,000	500	(490)	-

Net Loss for the nine month period ended Sept 30, 2009	-	-	-	-	-	(180,704)

Balance, Sept 30, 2009	10,000	$ 10	80,407,241	$ 80,408	$ 7,067,394	$ (7,557,777)

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

a. Organization

FullCircle Registry, Inc. (the Company), formerly Excel Publishing, Inc., (Excel) was incorporated on June 7, 2000 in the State of Nevada. On April 10, 2002, the Company merged with FullCircle Registry, Inc. a private Delaware corporation (FullCircle). Per the terms of the agreement, Excel agreed to deliver 12,000,000 shares of the Company’s common stock to the shareholders of FullCircle in exchange for 100% of FullCircle’s shares. The merger was treated as a reverse merger with FullCircle being the accounting acquirer; therefore, all historical financial information prior to the acquisition date is that of FullCircle. Pursuant to the merger, the Company changed its name from Excel Publishing, Inc. to FullCircle Registry, Inc.

FullCircle Registry, Inc., was incorporated as WillRequest.com, Inc. under the laws of the State of Delaware on January 20, 2000. In July 2000, the Company changed its name from WillRequest.com, Inc. to FullCircle Registry, Inc. The Company was formed to provide a digital safe deposit box for vital medical and legal information of its customers. The Company is currently focusing on raising capital to develop its operations.

In July of 2002 the Company issued 75,000 shares of common stock to acquire 100% of the shares of Electronic Luminescent Technologies, Inc. (“ELTI”) a Florida Corporation. ELTI was in possession of a license agreement for a “Bicycle Illumination System”. Subsequent to the merger, ELTI transferred its interest in the license for 1,000,000 shares (a 10% interest) in GloTech Industries. GloTech was merged into Inter-Asia and the stock of Inter-Asia was sold in 2006 for cash to cover expenses.

On October 10, 2002 the Company issued 210,000 shares of common stock for all issued and outstanding stock of Spoken Data Technologies, a Florida corporation (SDT). SDT is in possession of text-to-voice software technology developed by the University of New Brunswick. The Company intends to incorporate this technology with its digital medical and legal information database.

Also on October 10, 2002 the Company issued 6,000,000 shares of common stock and a $500,000 note payable for all issued and outstanding shares of Paradigm Solutions Group, LLC. (Paradigm), a Delaware Limited Liability Company. Paradigm promotes the HEalthier Plan, a medical reimbursement plan designed to assist employers in utilizing qualified IRS tax-free medical reimbursement programs. On July 29, 2003 the Company entered into a sales agreement for its wholly-owned subsidiary, Paradigm. Pursuant to the agreement, the 6,000,000 shares of common stock originally issued by the Company for the acquisition of Paradigm were returned to the Company and canceled.

On December 20, 2002 the Company issued 462,000 shares of common stock for all of the issued and outstanding shares of AskPhysicians.com, Inc. (APC), a Florida corporation. APC possesses a website where the public can ask questions of a physician and receive online advice.

In December 2006 our directors unanimously consented that the Company should become an insurance agency. An application for a business entity license was submitted to the Department of Insurance in the Commonwealth of Kentucky. On February 27, 2007 a business entity license for Life and Health was issued to the Company. After March 1, 2007 appointment applications were submitted to various carriers and brokerage agencies.

We have formed two new subsidiaries to begin to formulate the expansion of the new insurance business model and the growth of FullCircle Registry, Inc. FullCircle Prescription Services, Inc. and FullCircle Insurance Agency, Inc. were formed in 2008. The details of these companies and plans are identified in the section Item 1. Description of Business.

b. Accounting Method & Revenue Recognition

The Company's policy is to use the accrual method of accounting to prepare and present financial statements which conform to generally accepted accounting principles (“GAAP”). The Company recognizes income and expenses on the accrual basis of accounting. Revenue is recognized for the performance of providing goods, services or other rights to customers. When evidenced by an arrangement of a purchase order or contract, delivery has occurred of a service and collection of funds is reasonably assured, revenue is recognized at that time on the records of the company. The Company has chosen a fiscal year end of December 31.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

Insurance sales, especially larger life insurance and estate planning events, require considerable investment in time and expenses to convert this work into commissionable sales. We have policies in motion and prospects in motion but in many instances the time from the initial contact, to the completion of the sale and to the funding of the commission may take three to six months before revenues can be recognized. Medical exams, underwriting reviews and policy audits are time consuming. Once policies are approved, there is a two to four week delay in receiving funds.

The Company applies the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements (“SAB 104”), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The SAB 104 outlines the basic criteria that must be met to recognize the revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to licensing fees when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured. The company is not receiving revenues from licensing fees at this time.

Insurance commissions are not booked at the time that applications for insurance are submitted for processing to the insurance companies on behalf of the customer. The Company recognizes income on insurance commissions at the earlier of

(i)

the time it receives written acceptance of the application or

(ii)

when the commission check arrives.

When the Company sells insurance policies, we have no knowledge of the amount of premium that will be due or whether the insurance application will be accepted at all. Insurance companies require a medical examination with each submitted application, which determines whether a client will be accepted and the amount of the premium. The client usually pays the first estimated premium payment with the insurance application. The Insurance Company returns the first premium payment to the client if the application is rejected. The first premium payment is not booked until the insurance company has accepted it.

The commission fee is not due and payable to our agents until the insurance policy is accepted by the insurance company. We book our commission fee expense at the same time that we book our insurance sales revenue. This is all done at the time that we learn of the acceptance of the sale of the insurance products.

When the insurance company accepts an insurance sale a commission is earned by FullCircle. That commission is then classified as revenue. Our agents receive a commission on each sale, which is a percentage of the FullCircle revenue for the policy that was sold. The FullCircle commission and the agent commission fee vary depending on the type of policy and is a percentage of the commission that FullCircle receives. This agent commission fee is not a considered a payable until (a) we receive notification of the acceptance of the insurance application and/or (b) when the FullCircle commission (revenue) check arrives.

Management reconciles each and every statement from the insurance companies before any commission check is processed. The insurance companies provide management with a printout each week on the processed insurance sales. The statement of our account each week includes the policy number, the plan name, the issue date, the insured’s name, the annualized premium, the premium payment, the commission rate, the split if any, and the commission earned.

In the event of prescription orders, again we have no idea the prescription or the amount until we receive the monthly report and our payment. Commissions to our agents are paid upon reconciliation and within two business days of the clearance of checks if possible.

All expenses are accrued the same week invoices are received. In the event that we receive invoices after the accounting period we make every attempt to include those expenses in the accounting period that they occurred. We keep the books open for two weeks after the accounting period to provide for an accurate accounting of our expenses.

Because of the nature of our business we have no on-going obligations with the exception of professional legal, accounting and auditing services. At the end of an accounting period we make estimates and post accruals as necessary to maintain accrual basis accounting.

c. Capital Structure

In accordance with Statement of Financial Accounting Standards No. 129, “Disclosure of Information about Capital Structure,” the Company’s capital structure is as follows:

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

Preferred stock, authorized 10,000,000 shares of $.001 par value, issued and outstanding 10,000. The preferred shares have no voting rights. There is no publicly traded market for our preferred shares.

Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding 84,995,346 on December 31, 2009, 80,407,241 on September 30, 2009, 77,970,573 on December 31, 2008 and 71,696,906 on December 31, 2007. The common stock has one vote per share. The common stock is traded on the OTCBB under the symbol FLCR.

By certified report, Interwest has reported that the total stockholders are 281 on December 31, 2009.

The Company has not paid, nor declared, any dividends since its inception and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

d. Earnings (Loss) Per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the consolidated financial statements.

FullCircle Registry, Inc.
Earnings (Loss) Per Share
Notes to Consolidated Financial Statements

	For the nine Months		For the twelve Months
	Ended Sept 30,		Ended December 31,
	2009	2008	2008	2007
	Unaudited	Unaudited

Net loss	$(180,704)	$(211,205)	$(284,294)	$(81,797)

Net basic and fully diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding	78,651,708	73,097,818	73,683,786	84,395,983

Outstanding common stock warrants of 18,000,000 have not been considered in the fully diluted loss per share calculation for the year ended December 31, 2006 due to their anti-dilutive effect. The warrants were not included in the December 31, 2007 calculation because all warrants were cancelled during the year ended December 31, 2007. As such, the Company had no common stock equivalents.

e. Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

f. Provision for Income Taxes

We have adopted FASB 109 to account for income taxes. We currently have no issues, which create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years, but due to the uncertainty as to the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate.

No provision for income taxes has been recorded due to net operating loss carry-forwards totaling approximately $7,508,233 that may be offset against future taxable income. These NOL carry-forwards begin to expire in the year 2020. No tax benefit will be recorded until the Company generates taxable income.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

Deferred tax assets and the valuation account are as follows at September 30, 2009, December 31, 2008 and December 31, 2007:

	September 30, 2009	2008	2007

Deferred tax asset:
NOL carryforward	$2,564,420	$2,508,000	$2,383,000

Valuation allowance	$(2,564,420)	$(2,508,000)	$(2,383,000)

Total deferred tax asset:	$-	$-	$-

The components of current income tax expense are as follows:

	September 30, 2009	2008	2007

Current federal tax expense	$-	$-	$-

Current state tax expense	-	-	-

Change in NOL benefits	$56,420	125,000	115,000

Change in valuation allowance	(56,420)	(125,000)	(115,000)

Income tax expense	$-	$-	$-

g. Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and expenses during the reporting period. In these Consolidated Financial Statements, assets, liabilities and expenses involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

h. Property and Equipment

Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciations are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is begun once assets are placed into service.

The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for year ended December 31, 2007 is $11,112. They are $0 and $0 for periods ended December 31, 2008 and September 30, 2009 respectively because all furniture and equipment have been fully depreciated in 2007.

i. Principles of Consolidation

For the periods ended September 30, 2009, December 31, 2008 and 2007, the consolidated financial statements include the books and records of FullCircle Registry, Inc., Spoken Data Technologies and AskPhysicians.com, Inc. All inter-company transactions and accounts have been eliminated in the consolidation.

j. Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

k. Concentration of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and marketable securities. The Company places its cash with financial institutions deemed by management to be of high credit quality. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. All of the Company’s investment in marketable securities are considered “available-for-sale” and are carried at their fair value, with unrealized gains and losses (net of income taxes) that are temporary in nature recorded in accumulated other comprehensive income (loss) in the accompanying balance sheets. The fair values of the Company’s investments in marketable securities are determined based on market quotations.

l. New Technical Pronouncements

In June 2009, the FASB issued FASB Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 establishes the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative U.S. generally accepted accounting principles (“U.S. GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of the federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS No. 168 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009. When effective, the Codification will supersede all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. Following SFAS No. 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. As the Codification does not change U.S. GAAP, it is not expected to have a material impact on the Company’s consolidated condensed financial statements. Previous references made to U.S. GAAP literature in the notes to the Company’s consolidated condensed financial statements will be updated with references to the new Codification.

In June 2009, the FASB issued FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The new standard will require a number of new disclosures, including additional disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. SFAS No. 167 will be effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or January 1, 2010, for a calendar year-end entity. Early application is not permitted. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 167 will have on its consolidated condensed financial statements.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS No. 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The Company adopted SFAS No. 165 as of June 30, 2009.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards

No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. We are not required to adopt FSP EITF 03-6-1; neither do we believe that FSP EITF 03-6-1 would have material effect on our consolidated financial position and results of operations if adopted.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”. SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA

Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133. SFAS 161 requires entities utilizing derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments as well as details of credit-risk-related contingent features contained within derivatives. SFAS 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied and the impact that hedges have on an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company does not have or utilize any derivative instruments and/or hedging activities and therefore SFAS 161 is not expected to have an impact on the Company’s financial statements.

In December 2007 the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for us on January 1, 2009 and is not expected to have a material effect on our consolidated financial statements.

In December 2007 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In February 2007 the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for us on January 1, 2008, and is not expected to have a material effect on our consolidated financial statements.

m. Intangible Assets

The Company accounts for intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” which requires that intangible assets with definite lives to be amortized on a straight-line basis over the determined useful life of the asset. The management determined that the useful life was 15 years. Consequently the Company began amortizing the 68,000 customer database on a straight-line 15 year schedule on July 1, 2008. Management made a change of the estimate of useful life from 15 years to 5 years and that was a change of estimate not a correction of error and hence the company began to amortize over the new estimated life starting the 3Q of 2009. The new amortization is $21,510 per quarter.

For nine months ended September 30, 2009, the company amortized $33,802 expenses. In 2008 the company amortized $12,292 for our database. No amortization expense was recorded in December 31, 2007 for the customer database.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

During the period ended September 30, 2009, December 31, 2008 and 2007, the Company performed an internal review of its intangible assets and determined that no impairment charge for intangible assets was required.

NOTE 2. FORGIVENESS OF ACCOUNTS PAYABLE AND LEGAL SETTLEMENT

On July 10, 2006 a complaint was filed by the Company against Winmar Company, Inc. as Trustee regarding an office lease agreement for premises previously housing the Company’s business at PNC Plaza, 500 West Jefferson St., 23rd Floor, Louisville, KY 40202. The Complaint was filed in the Jefferson Circuit Court and amended on March 6, 2007, Case Number 06-CI-5994. The complaint stipulates that Winmar over-charged the Company for the space and requests a judgment for the amount of overpayment and damages. During 2007, the suit was completed and the court awarded the Company with judgment of $21,975. The amount has been recognized in the statements of operations for the year ended December 31, 2007.

During the periods ending September 30, 2009, December 31, 2008 and 2007 the Company reviewed its outstanding accounts payable listings and negotiated reductions. In 2009 there was an adjustment of $12,307 in accounts payable when the Potter invoices were reduced per original agreement. In 2008 we realized a gain of $2,719 and in 2007 a gain of $22,144 was realized. These amounts have been recorded in the Company’s statements of operations.

NOTE 3. GOING CONCERN

The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has suffered recurring losses, negative working capital and is dependent upon raising capital to continue operations. The Company has incurred losses resulting in an accumulated deficit of $7,557,777 on September 30, 2009, $7,377,073, as of December 31, 2008 and $7,092,779 on December 31, 2007.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management’s plan to generate additional working capital by increasing revenue as a result of new sales and marketing initiatives and by raising additional capital from investors.

Management's plans with regards to these issues are as follows:

•

Expanding revenues by purchasing, or otherwise acquiring, independent insurance agencies.

•

Expanding revenues by finding new customers who can benefit by utilizing the Company’s information retrieval service.

•

Using the 68,000 name prescription customer database to provide the foundation of the FullCircle Prescription Service business.

•

Attracting contractors and agents to independently market our prescription services.

•

Locating and working with new company partners who will provide additional similar product. Developing additional synergies to work with these companies allowing access to our database for marketing their products. In return these companies would market our products within their organizations.

•

Raising new investment capital, either in the form of equity or loans, sufficient to meet the Company's operating expenses until the revenues are sufficient to meet operating expenses on an ongoing basis.

•

Management is continuing the process of renegotiating outstanding long and short-term obsolete debt. Presently, the Company cannot ascertain the eventual success of management's plans with any degree of certainty. No assurances can be given that the Company will be successful in raising immediate capital or that the Company will achieve profitability or positive cash flows.

The ability of the Company to continue, as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph, and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

NOTE 4. NOTES PAYABLE

	September 30, 2009	2008	2007
Notes payable related parties current liabilities
Notes payable to various shareholders bears Interest at 8.0% per annum principal and interest due on demand	$25,000	$25,000	$70,000
Notes payable to various shareholders and officers bears Interest at 10.0% per annum principal and interest due on demand	245,563	223,563	223,564
Notes Payable to various shareholders and officers bears Interest at 12.0% per annum principal and interest due on demand	-	-	15,000
Total notes payable related parties current liabilities	270,563	248,563	308,564

Notes payable - other current liabilities
Notes payable to various individuals bears Interest at 8.0% per annum principal and interest due on demand	65,000	65,000	60,000
Notes payable to various individuals bears Interest at 12.0% per annum principal and interest due on demand	40,000	40,000	55,000
Total Notes Payable - Other Current Liabilities	105,000	105,000	115,000
Total current liabilities - notes	373,563	353,563	423,564

Notes payable related parties long-term liabilities
Notes payable to various shareholders bears interest at 2%per annum principal and interest due on December 31, 2010	150,000	150,000	-
Total long-term liabilities - notes	150,000	150,000	-
Total liabilities notes	$525,563	$503,563	$423,564

There are no long-term liabilities other than notes payable listed above.

➢

Included in the Notes Payable – Related party for 2007 is the assumption of the $50,000 note to Norlander Information Services, Inc., from AMPO II.

➢

Accrued interest on these notes on September 30, 2009 was $113,035, December 31, 2008 was $84,198 and accrued interest on these notes on December 31, 2007 was $49,065.

➢

On December 31, 2009 in an effort to reduce debt the 8% note payable of $25,000 and accrued interest of a related party was exchanged for unregistered shares.

➢

On December 31, 2009 in an effort to reduce debt the 12% notes payable of 40,000 and accrued interest was exchanged for unregistered shares.

➢

During the December quarter 2009 two additional short term notes were issued for operating capital for $5,000 and $3,000 at 10% interest to a related party.

Future minimum principal payments on notes payable as of December 31, 2009 are as follows:

2010	$468,563
2011 and after	$0
Total Liabilities-Notes	$468,563

NOTE 5. RELATED PARTY

Our officers, directors, and shareholders made the following loans to the company during 2007 and 2008:

The Company received advances from officers and shareholders during the 2009 and 2008 years for operating needs. The balance of the notes payable to related parties was $403,563 on December 31, 2009, $420,563 on September 30, 2009, $398,563 and $308,563 as of December 31, 2008 and 2007, respectively.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

NOTE 6. COMMITMENTS AND CONTINGENCIES

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, KY 40165. The facility consists of approximately 1,200 square feet of office space, leased for $750 per month. Our original lease expired on September 15, 2007 and due to high vacancies in the area we have elected to maintain a verbal month-to-month agreement. We will need to find additional office space once our new plans are funded.

The Company’s attorneys were notified on May 15, 2008 that the Company had been named as a party in a lawsuit against AMPOII, LLC. Legal discovery has been ongoing. The Company takes the position that the plaintiffs’ claims against the Company are without merit. Legal counsel asserts that it is still too early to determine the likelihood of an unfavorable outcome or an amount or range of potential loss, therefore, the Company has not accrued for a contingent liability per the provisions of SFAS No. 5 “Accounting for Contingencies.” On August 12, 2009, the Court dismissed this case.

NOTE 7. INTANGIBLE ASSETS

During September 2005 the Company entered an agreement with American Medical Pharmaceutical Outlet II, Inc. (AMPO II), wherein the Company would issue 1,500,000 shares of common stock and up to $150,000 over a six-month period in return for a 50% interest in AMPO II. The Company has accounted for the value of the shares and the cash advanced as an investment accounted for under the equity method. The Company records its interest in the net income or loss of AMPO II through an entry to the statement of operations and an offsetting entry to the value of the investment. The amount of funds invested in AMPO for 2006 was $93,900. The total investment in AMPO II at the end of the year 2006 was $318,746 compared to $224,846 total amount invested at the end of the year 2005.

In 2007 the Company assumed a note payable to Norlander Information Services in the amount of $50,000 which increased the investment amount in AMPO II. The total investment in AMPO II on December 31, 2007 was $368,746. Also during 2007, AMPO II ceased its operations and discontinued its business. As part of the investment, the Company was transferred the exclusive rights to the AMPO II database of customers. The Company has recorded this as an intangible asset for the amount the Company had invested in AMPO II, Inc., that will be amortized over a 15 year useful life according to SFAS No. 142, “Goodwill and Other Intangible Assets” which establishes new standards for the treatment of goodwill and other intangible assets. In July, 2008 the customer database was put into service and we began amortizing it at a rate of $6,146 per quarter.

In September of 2008 the Company engaged the firm of Potter and Company, LLP to perform a valuation of our 68,000 customer database. On January 26, 2009 the valuation was provided showing the value of the database asset to be $541,332, which exceeded our book value of $368,746 , less accumulated depreciation of $46,094 .. In the September quarter of 2009 the company re-evaluated the customer database and our amortization schedule and revised that schedule to a 5-year life based on the fact that two years had lapsed since the value of the database was learned. Also, because of the delay of funding management elected to make this amortization change to present a more conservative valuation of our database. The amortization is now expensed at the rate of $21,510 per quarter. We do not believe that this change in amortization will have any impact on future operations other than to present a more rapid decline of the value of the database on our balance sheet.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

NOTE 8. WARRANTS

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to non-employees of the Company. These warrants were granted in lieu of cash compensation for convertible debt.

Weighted Average
	Number of Shares	Exercise Price

Outstanding at January 1, 2007	18,000,000	$0.075
Granted
Exercised	-	-
Cancelled	(18,000,000)	$0.075
Outstanding at December 31, 2007 (audited)	-	-
Exercisable at December 31, 2007 (audited)	-	-

Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at December 31, 2008 (audited)	-	-
Exercisable at December 31, 2008 (audited)	-	-

Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at Sept 30, 2009 (unaudited)	-	-
Exercisable at Sept 30, 2009 (unaudited)	-	-

NOTE 9. STOCKHOLDERS EQUITY

During the year ended December 31, 2007, the Company issued an aggregate amount 2,500,000 restricted shares of the Company’s common stock for the conversion of $30,000 in notes payable. The shares were issued at a value of between $0.01 (2,000,000 shares) and $0.02 (500,000 shares) per share.

During 2007, the Company issued 538,452 restricted shares of the Company’s common stock for services rendered in behalf of the Company. Accordingly, $538 and $16,297 has been charged to common stock and additional paid-in-capital, respectively.

On August 10, 2007, Alec Stone, Chairman of the Company’s Board of Directors, and Isaac Boutwell, former CEO and current Board Member, each surrendered 50% of their personal share holdings to the Company’s treasury for no consideration. In an effort to improve shareholder equity and stockholder confidence, these two directors and significant shareholders have surrendered 14,681,414 shares. The shares have been returned to the Company and have been cancelled. Also, 10,000,000 shares are reserved for the purpose of supporting the Preferred Share Offering.

During the March quarter 2008, the Company issued 100,000 restricted shares to Trent Oakley for services at .04 per share.

During the June quarter 2008, the Company issued 100,000 restricted shares to Trent Oakley for services at .04 per share.

During the June quarter 2008, the Company issued 100,000 restricted shares for services for four new agents at .04 per share.

During the June quarter 2008, the Company issued 2,000,000 restricted shares for $80,000 cash for operating capital to a related party, a shareholder, at .04 per share. The funds were used to satisfy two notes for cash in the amount of $70,000 in principal and $4,337 in accrued interest.

In October 2008 the Company issued 307,000 restricted shares for services at .011 per share.

In October 2008 the Company issued 1,666,667 restricted shares for cash for operations at .03 per share.

FullCircle Registry, Inc.

For the Period Ended September 30, 2009 (unaudited), December 31, 2008 and 2007

Notes to Consolidated Financial Statements

In December 2008 the Company issued 2,500,000 restricted shares for cash for operations at .02 per share.

In May 2009 the Company issued 1,270,000 restricted shares for cash for operations at .0315 per share.

In September 2009 the Company issued 666,668 restricted shares for operations at .03 per share.

In September 2009 the company issued 500,000 shares for exchange of 10,000 Class A Preferred shares.

In December 2009 the company issued 716,689 restricted shares in exchange for $48,806.90 in accounts payable and accrued interest.

In December 2009 the company issued 3,371,416 restricted shares to retire $101,142.47 in notes and accrued interest.

In December 2009 the company issued 500,000 restricted shares for $10,000 in cash for operations.

PART II

ITEMS NOT REQUIRED IN PROSPECTUS

Item 10. Other Expenses of Issuance and Distribution.

 The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered hereunder:

Nature of Expense	Amount

SEC Registration Fee	$39.30
Accounting fees and expenses	$35,000.00*
Legal fees and expenses	$25,000.00*
Printing	$2,500.00*
Miscellaneous	$2,000.00*
Total	$64,539.30*

* These costs have been estimated.

Item 11. Indemnification of Officers and Directors.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

The Company’s Bylaws provide that we will indemnify our Directors and Officers to the maximum extent permitted by Nevada law. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.

Item 12. Recent Sale of Unregistered Securities.

Year Ending December 31, 2009

In December 2009 the Company issued 500,000 shares of Common Stock to a group of private investors for $10,000 in cash.

In December 2009 the company issued 3,371,416 shares to a group of note holders to retire $101,142.47 in notes and accrued interest

In December 2009 the company issued 716,689 shares of Common Stock to creditors in cancellation of $48,806.90 in accounts payable and accrued interest.

In September 2009 the Company issued 666,668 shares of Common Stock to a group of private investors for cash at .03 per share.

In September 2009 the company issued 500,000 shares of Common Stock to certain holders of Class A Preferred Shares in exchange for 10,000 Class A Preferred shares.

In May 2009 the Company issued 1,270,000 shares of Common Stock to a group of private investors for cash of .0315 per share.

Year Ending December 31, 2008

In December 2008 the Company issued 2,500,000 shares of Common Stock to a small group of private investors for cash at .02 per share.

In October 2008 the Company issued 1,666,667 shares of Common Stock to a small group of private investors for cash at .03 per share.

In October 2008 the Company issued 307,000 shares of Common Stock to a small group of private investors for cash at .011 per share.

During second quarter of 2008, the Company issued 2,000,000 shares of Common Stock for $80,000 cash to a related party at .04 per share.

During the second quarter 2008, the Company issued 100,000 shares of Common Stock for services for four new agents at .04 per share.

During the second quarter of 2008, the Company issued 100,000 shares of Common Stock to a single service provider for services at .04 per share.

During the first quarter 2008, the Company issued 100,000 restricted shares of Common Stock to a single service provider for services at .04 per share.

Year Ending December 31, 2007

During the year ended December 31, 2007, the Company issued an aggregate amount 2,500,000 shares of Common Stock for the conversion of $30,000 in notes payable. The shares were issued at a value of between $0.01 (2,000,000 shares) and $0.02 (500,000 shares) per share.

During 2007, the Company issued 538,452 shares of Common Stock for services rendered in behalf of the Company.

The Company believes that each of the foregoing transactions was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 13. Exhibits and Financial Statement Schedules

Exhibit Number	Location	Location

3.1	Articles of Incorporation*	Form 10-SB filed 2/15/00

3.2	Bylaws*	Form 10-SB filed 2/15/00

5.1	Opinion and Consent of the law office of Lynch, Cox, Gilman & Goodman, PSC regarding the legality of the securities being offered	Attached

10.1	Agreement with Global Health Management, LLC*	Form S-1/A3

10.2	Soft Card Agreement with ACAP Security, Inc.*	Form S-1/A3

10.3	MISO Agreement with PinPay, Inc. **	Attached

10.5	Specimen Stock Certificate*	Attached

14	Code of Ethics*	Form 10-KSB for the period ended 12/31/2004

23.1	Consent of Chisholm, Bierwolf & Nilson LLC	Attached

23.2	Consent of Lynch, Cox, Gilman & Goodman, PSC	Attached at 5.1

99.1	Audited Financial Statements for the period ended December 31, 2008*	Form 10-K for the period ended 12/31/2008

99.2	Audited Financial Statements for the period ended December 31, 2007*	Form 10-KSB for the period ended 12/31/2007

* Incorporated by reference.

**Confidential portions of Exhibit 10.3 have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 406 of the Securities Act of 1933, as amended and Rule 24B-2 of the Securities Exchange Act of 1934, as amended. The redacted portions of Exhibit 10.3 have been marked with three asterisks [***].

Item 14. Undertakings.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Amendment No. 5 to Form S-1 Registration Statement and has duly caused this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelbyville, Kentucky on this  28th day of January, 2010 ..

FullCircle Registry, Inc.

By: /s/ Norman L. Frohreich

Norman L. Frohreich

President, Principal Executive Officer

and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Norman L Frohreich as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Norman L. Frohreich	Director	January 28, 2010
Norman L. Frohreich

/s/ David Allen	Director	January 28, 2010
David Allen

/s/ Isaac Boutwell	Director	January 28, 2010
Isaac Boutwell